UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.     )

Filed by the Registrant 
Filed by a Party other than the Registrant 

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

LEUCADIA NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

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2

LEUCADIA NATIONAL CORPORATION

520 Madison Avenue
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held July 25, 2013

June 25, 2013
To our common shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Leucadia National Corporation to be held on July 25, 2013, at 10:00 a.m., at PricewaterhouseCoopers LLP, PwC Auditorium, 300 Madison Avenue, New York, New York for the following purposes:

1. To elect nine directors.

2. To approve, on a non-binding, advisory basis, named executive officer compensation.

3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2013.

4. To approve an amendment and restatement of the Leucadia National Corporation 2003 Incentive Compensation Plan.

5. To approve an amendment and restatement of the Leucadia National Corporation 1999 Directors’ Stock Compensation Plan.

6. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

Only holders of record of our common shares at the close of business on June 5, 2013 will be entitled to notice of and to vote at the meeting. Please vote your shares, either (i) by signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope, (ii) by telephone using the toll-free telephone number printed on the proxy card, or (iii) by voting on the Internet, using the instructions printed on the proxy card. This will assure that your shares are represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on July 25, 2013:

This proxy statement and the accompanying annual report are available at: https://materials.proxyvote.com/527288.

By Order of the Board of Directors.

LAURA E. ULBRANDT
Assistant Vice President and Secretary

LEUCADIA NATIONAL CORPORATION

520 Madison Avenue
New York, New York 10022

PROXY STATEMENT

Annual Meeting of Shareholders

June 25, 2013

This proxy statement is being furnished to the shareholders of Leucadia National Corporation, a New York corporation, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on July 25, 2013 and at any adjournments thereof.

At the meeting, shareholders will be asked:

1. To elect nine directors.

2. To approve, on a non-binding, advisory basis, named executive officer compensation.

3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2013.

4. To approve an amendment and restatement of the Leucadia National Corporation 2003 Incentive Compensation Plan.

5. To approve an amendment and restatement of the Leucadia National Corporation 1999 Directors’ Stock Compensation Plan.

6. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has fixed the close of business on June 5, 2013 as the record date for the determination of the holders of our common shares, par value $1.00 per share, entitled to notice of and to vote at the meeting. Each eligible shareholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone. At the close of business on June 5, 2013, there were 364,387,891 common shares entitled to vote.

This proxy statement and the accompanying form of proxy are first being sent to holders of the common shares on or about June 25, 2013.

THE MEETING

Date, Time and Place

The Annual Meeting will be held on July 25, 2013, at 10:00 a.m., at PricewaterhouseCoopers LLP, PwC Auditorium, 300 Madison Avenue, New York, New York.

Matters to be Considered

At the Annual Meeting, shareholders will be asked to consider and cast a vote on the following matters: the election of nine directors; the approval, on a non-binding, advisory basis, of named executive officer compensation; the ratification of the selection of independent auditors; the approval of the Leucadia National Corporation 2003 Incentive Compensation Plan, as amended and restated (the “Incentive Plan”); and the approval of the Leucadia National Corporation 1999 Directors’ Stock Compensation Plan, as amended and restated (the “Directors’ Plan”).

The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Admission to the Annual Meeting

We do not require tickets for admission to the Annual Meeting but do limit attendance to shareholders of record as of the close of business on June 5, 2013 or their proxy holders, and guests of management. Please bring proof of your share ownership, such as a current brokerage statement, and photo identification. For safety and security purposes, no cameras, camcorders, videotaping equipment, or other recording devices, no amplification devices, and no large packages, banners, placards, or signs will be permitted to be brought in the meeting.

Record Date; Shares Outstanding and Entitled to Vote

Shareholders as of the record date, i.e., the close of business on June 5, 2013, are entitled to notice of and to vote at the meeting. As of the record date, there were 364,387,891 common shares outstanding and entitled to vote, with each share entitled to one vote.

Broker Non-Votes

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.” The proposals to elect directors, to approve, on a non-binding, advisory basis, named executive officer compensation, to approve the Incentive Plan and to approve the Directors’ Plan are considered “non-routine”, which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions. The proposal to ratify the appointment of our independent auditors, however, is considered a “routine” item, which means that brokerage firms may vote in their discretion on behalf of beneficial owners who have not furnished voting instructions. Because at least one routine item is to be voted upon at the Annual Meeting, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Required Votes for Each Proposal and Recommendation of the Board of Directors

Proposal 1: Election of Directors.  Under New York law, the affirmative vote of the holders of a plurality of the common shares voted at the Annual Meeting is required to elect each director. Only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee, broker non-votes or shares present by proxy where the shareholder withholds authority to vote for the nominee will not be counted toward the nominee’s achievement of a plurality. For information concerning our Director Resignation policy, applicable if a nominee receives less than a majority of votes cast in an uncontested election, see “INFORMATION CONCERNING THE BOARD OF DIRECTORS AND BOARD COMMITTEES” below.

The Board of Directors recommends a vote “FOR” all nominees.

Proposal 2: Approval of Named Executive Officer Compensation.  The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the common shares voted on the matter. The vote is advisory and therefore not binding on the Compensation Committee, the Board of Directors, or the Company.

The Board of Directors recommends a vote “FOR” this proposal.

Proposal 3:  Selection of Auditors.  Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors requires the affirmative vote of the holders of a majority of the common shares voted on the matter.

The Board of Directors recommends a vote “FOR” this proposal.

Proposal 4:  Approval of the Incentive Plan.  Approval of the amended and restated Incentive Plan requires the affirmative vote of the holders of a majority of the common shares voted on the matter, provided that, as NYSE rules require, at least a majority of the Company’s outstanding common shares are voted on the matter.

The Board of Directors recommends a vote “FOR” this proposal.

Proposal 5:  Approval of the Directors’ Plan.  Approval of the amended and restated Directors’ Plan requires the affirmative vote of the holders of a majority of the common shares voted on the matter, provided that, as NYSE rules require, at least a majority of the Company’s outstanding common shares are voted on the matter.

The Board of Directors recommends a vote “FOR” this proposal.

Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect for the purpose of determining whether proposals 2, 3, 4 or 5 have been approved. However, because broker non-votes are not counted as votes cast under the NYSE approval requirements, they would make it more difficult to achieve the NYSE’s requirement that a majority of the outstanding shares vote on the matter for proposals 4 and 5.

Voting and Revocation of Proxies

Shareholders are requested to vote by proxy in one of three ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

•	Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

Common shares represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above under “Required Votes for Each Proposal,” if instructions are not given, proxies will be voted for the election of each nominee for director named, for the approval, on a non-binding, advisory basis, of the Company’s named executive officer compensation, for ratification of the selection of independent auditors, for the approval of the Incentive Plan, and for the approval of the Directors’ Plan.

Voting instructions, including instructions for both telephonic and Internet voting, are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify shareholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder. If you do vote by Internet or telephone, it will not be necessary to return your proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

If a shareholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the Annual Meeting and votes in person, his or her shares will not be voted.

Any proxy signed and returned by a shareholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at the Company’s address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not alone constitute revocation of a proxy. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 5, 2013, in order to vote your shares at the Annual Meeting.

Electronic Delivery of Proxy Materials and Annual Report

This proxy statement and the accompanying annual report are available at: https://materials.proxyvote.com/527288.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer and Trust Company, LLC (in writing: 6201 15th Avenue, Brooklyn, New York 11219; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200).

If we are householding materials to your address and you wish to receive a separate copy of the 2012 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer and Trust Company as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged Innisfree M&A Incorporated, a proxy solicitation agent, in connection with the solicitation of proxies for the Annual Meeting. We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $10,000. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Independent Auditors

We have been advised that representatives of PricewaterhouseCoopers LLP, our independent auditors for 2012, will attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

At the Annual Meeting, shareholders are being asked to elect nine directors, the current size of the Board, to serve until the next annual meeting or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the nine nominees named by the Board of Directors and listed on the following table. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for the substitute nominees as the Board of Directors may propose.

Each of the following nominees, other than Robert D. Beyer and Stuart H. Reese, is currently serving as a director. Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should be nominated for election as a director of the Company at the Company’s 2013 Annual Meeting of Shareholders. The following information is as of June 5, 2013.

Name and present position, if any, with the Company	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any

Robert D. Beyer
Mr. Beyer, 53, is Chairman of Chaparal Investments LLC, a private investment firm and holding company which he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. Mr. Beyer previously served as President and Chief Investment Officer from 2000 until 2005 of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a director and member of the Compensation Committee and Audit Committee of The Allstate Corporation (“Allstate”) and a director and Vice-Chair of the Corporate Governance Committee of The Kroger Company (“Kroger”), both NYSE listed companies. Mr. Beyer was formerly a director of Société Générale Asset Management, S.A. and The TCW Group, Inc.

Mr. Beyer has managerial experience in the investment management sector, particularly serving the leveraged buyout and recapitalization markets. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including audit committees, compensation committees and corporate governance committees.

W. Patrick Campbell
Mr. Campbell, 67, has served as a director since March 1, 2013. Mr. Campbell has been a director of Jefferies Group LLC (formerly Jefferies Group, Inc.) (“Jefferies”) since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 to April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999.

Mr. Campbell has managerial experience in the media and entertainment sector. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including audit committees (serving as chair), as well as serving as Chair of the Company’s Audit Committee.

Brian P. Friedman, President
Mr. Friedman, 57, has served as a director and as President of the Company since March 1, 2013. Mr. Friedman has been a director and executive officer of Jefferies since July 2005, and has been Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has served as President of Jefferies Capital Partners (formerly known as FS Private Investments), a private equity fund management company now controlled by Mr. Friedman in which Jefferies has an ownership interest. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell, Lipton, Rosen & Katz. As a result of his management of various private equity funds and the significant

Name and present position, if any, with the Company	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of private portfolio companies, and since May 2012 has served on the board of directors of Fiesta Restaurant Group, Inc., a public company that owns and operates two restaurant chains. Mr. Friedman also served on the board of the general partner of K-Sea Transportation L.P. from 2004 through 2011, and served on the board of directors of Carrols Restaurant Group from June 2009 through May 2012.

Mr. Friedman has managerial and investing experience in a broad range of businesses. He also has experience serving on the boards of directors of both public and private companies.

Richard B. Handler, Chief Executive Officer
Mr. Handler, 52, has served as a director and as Chief Executive Officer of the Company since March 1, 2013. Mr. Handler has been Chairman of Jefferies since February 2002, and Chief Executive Officer of Jefferies since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies LLC, Jefferies’ principal operating subsidiary, since January 2001 and as President of Jefferies since May 2006. Mr. Handler was first elected to the board of directors of Jefferies in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. He is also Chairman and Chief Executive Officer of the Handler Family Foundation, a non-profit foundation working primarily with underprivileged youth. Mr. Handler received an MBA from Stanford University in 1987, where he serves as a member of the Advisory Council for the University’s Graduate School of Business. He received his BA in Economics from the University of Rochester in 1983 where he also serves on the Board of Trustees, is Chairman of the University’s Finance Committee and Co-Chairman of its Capital Campaign.
Mr. Handler has managerial and investing experience in a broad range of businesses. He also has experience serving on both public and private boards.

Robert E. Joyal
Mr. Joyal, 68, has served as a director since March 1, 2013. Mr. Joyal has been a director of Jefferies since January 2006. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director from 1997 to 1999 and Vice President and Managing Director from 1987-1997 of Massachusetts Mutual Life Insurance Company, a mutually-owned financial protection, accumulation and income management company (“MassMutual”). Mr. Joyal was a director of Scottish Reinsurance Group, Ltd. (2007-2011) and a director of Alabama Aircraft Industries, Inc. (2003-2010). Mr. Joyal is a director of various investment managers and funds that are affiliated with the Massachusetts Mutual Financial Group and various private equity and mezzanine funds sponsored by First Israel Mezzanine Investors. Mr. Joyal has been a director of Kimco Insurance Company since 2007 and has served as a director of Ormat Technologies since 2012.

Mr. Joyal has managerial and investing experience in the insurance sector. He

Name and present position, if any, with the Company	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including nominating and corporate governance committees (serving as chair), as well as serving on the Company’s Compensation Committee and Nominating and Corporate Governance Committee.

Jeffrey C. Keil
Mr. Keil, 69, has served as a director since April 2004. Mr. Keil is a private investor who had been President and a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York from 1984 to 1996. Mr. Keil is currently a director of a privately held trust company, the non-executive chairman of a privately held registered investment advisor and a director of a privately held wealth manager. Since January 2012, Mr. Keil has served on the Board of Directors of The St. Joe Company, the business of which is residential and commercial real estate, rural land sales and forestry.

Mr. Keil has managerial experience in the domestic and international banking sector, as well as in real estate and investing. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including audit committees, as well as serving on the Company’s Audit Committee, previously as Chair of that committee.

Michael T. O’Kane
Mr. O’Kane, 67, has served as a director since March 1, 2013. Mr. O’Kane has been a director of Jefferies since May 2006. From 1986 to 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director—Private Placements from 1986 to 1990, then as Managing Director—Structured Finance from 1990 to 1996 and finally as Senior Managing Director—Securities Division from 1986 to 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management. Since August 2005, Mr. O’Kane has also served on the board of directors and on the Audit, Finance and Risk Oversight Committee of Assured Guaranty, Ltd. In addition, Mr. O’Kane served on the Board of Trustees of Scholarship America, a non-profit company engaged in providing scholarships for young students to attend college, from 2001 to 2006. Mr. O’Kane was also the Chief Financial Officer of Motor Coils Manufacturing Company during 1984 and 1985.

Mr. O’Kane has managerial and investing experience in the financial sector, particularly in the area of asset management. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, as well as serving on the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Stuart H. Reese
Stuart H. Reese, 58, served as President and Chief Executive Officer of MassMutual from 2005 until his retirement in 2010. Prior to being named to this position in June 2005, Mr. Reese served as Executive Vice President and Chief Investment Officer of MassMutual. Mr. Reese also held various leadership positions at several MassMutual subsidiaries, serving as Chairman and CEO of Babson Capital Management LLC, Chairman of Cornerstone Real Estate Advisers LLC and as a director of Oppenheimer Acquisition Corporation. Mr. Reese joined MassMutual in 1993, coming from Aetna Life and Casualty Company. Mr. Reese also previously served as director of the Federal Reserve Bank of Boston.

Mr. Reese has managerial and investing experience in the insurance sector. He also has experience serving on the boards of directors of both public and private companies.

Name and present position, if any, with the Company	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any

Advisers LLC and as a director of Oppenheimer Acquisition Corporation. Mr. Reese joined MassMutual in 1993, coming from Aetna Life and Casualty Company. Mr. Reese also previously served as director of the Federal Reserve Bank of Boston.

Mr. Reese has managerial and investing experience in the insurance sector. He also has experience serving on the boards of directors of both public and private companies.

Joseph S. Steinberg, Chairman of the Board (former President)
Mr. Steinberg, 69, has served as a director since December 1978 and was our President from January 1979 until March 1, 2013. Mr. Steinberg is Chairman of the board of directors of HomeFed Corporation (“HomeFed”), a publicly held real estate development company in which we have an approximately 31.4% equity interest, serves on the board of directors of Crimson Wine Group, Ltd., the Company’s former winery operations which were spun off to shareholders in February 2013, and has been a director of Jefferies since April 2008. Mr. Steinberg serves on the board of directors of HomeFed at the request of the Company to oversee the Company’s significant investment in HomeFed. Mr. Steinberg previously served as a director of Mueller Industries, Inc., Fortescue Metals Group Ltd, The FINOVA Group Inc., White Mountains Insurance Group and Jordan Industries Inc.

Mr. Steinberg has managerial and investing experience in a broad range of businesses through his almost 35 years of leadership at the Company. He also has experience serving on the boards of directors and committees of both public and private companies.

The Board of Directors recommends a vote FOR the above-named nominees.

INFORMATION CONCERNING

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Independence

In accordance with our Corporate Governance Guidelines, a copy of which is available on our website, www.leucadia.com, the Board of Directors undertook its annual review of director independence. During this review, the Board considered all transactions and relationships between each current director (including Ian M. Cumming, Richard G. Dooley, Paul M. Dougan, Alan J. Hirschfield, James E. Jordan, Jesse Clyde Nichols III, and Michael Sorkin, each of whom is not seeking re-election as a director at the Annual Meeting) and nominee for director or any member of such person’s immediate family and the Company, and its subsidiaries and affiliates. The purpose of this review is to determine whether any relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent. The Board has not adopted any “categorical standards” for assessing independence. However, as stated in the Corporate Governance Guidelines, the Board has determined that friendship among directors shall not in and of itself be a basis for determining that a director is not independent for purposes of serving on the Board.

The Board affirmatively determined that, other than Messrs. Cumming (who was the Chairman of the Board until March 1, 2013), Friedman, Handler and Steinberg, each of the current directors and director nominees is independent of the Company and its management. In making this determination, the Board reviewed the corporate governance rules of the NYSE, the principal exchange on which our common shares are traded, and considered commercial, charitable, family and other relationships that directors or members of their immediate family have or have had with the Company. In particular, with respect to each of the three most recently completed fiscal years, the Board considered the following relationships: a family member of each of Messrs. Hirschfield and Keil is the head of an educational institution to which Messrs. Cumming and/or Steinberg have made charitable contributions, either directly or through charitable trusts, in amounts not exceeding $100,000; Mr. Hirschfield and Mr. Cumming are co-investors in two business enterprises in which Mr. Cumming is a passive minority investor; Mr. Dougan’s son-in-law is the Associate Director of the State of Utah School and Institutional Trust Lands Administration, a state agency that oversees relations with the Company with respect to certain parcels of land and as to which Mr. Dougan’s son-in-law has no financial interest; Mr. Sorkin is a Vice Chairman of the Global Financial Advisory Division, London, of N M Rothschild & Sons Limited, an affiliate of which received a fee (aggregating less than 2% of the consolidated gross revenues of N M Rothschild & Sons Limited for the most recently completed fiscal year) as a financial advisor to the Company in the transaction pursuant to which Jefferies became a wholly owned subsidiary of the Company; Mr. Keil is a trustee of several trusts (certain of which hold our common shares) for the benefit of Mr. Steinberg’s children and other family members (for which Mr. Keil receives no remuneration); Mr. Beyer is an independent director of Allstate and Kroger, each of which has a commercial relationship with a subsidiary of the Company; and Mr. Reese previously served (prior to 2011) as President and Chief Executive Officer of MassMutual, a holder of the Company’s Series A Cumulative Convertible Preferred Stock and a commercial finance joint venture party with a subsidiary of the Company. Additionally, the Board is aware of the following relationships by and among the directors: Mr. Campbell serves on the Compensation Committee of Black & Veatch; Mr. Dooley also serves on the Compensation Committee of Kimco Realty Corp.; Mr. Dooley, Mr. Joyal and Mr. Reese were associated with each other in connection with their prior employment with MassMutual; and Mr. Steinberg serves on the Compensation Committee of HomeFed Corp. The Board has determined that none of these relationships is a material relationship and therefore does not affect the Board’s determination of independence.

Board Structure and Risk Oversight

Following the completion of the Jefferies transaction, on March 1, 2013, Mr. Handler became our Chief Executive Officer, Mr. Friedman became our President, and Mr. Steinberg became our Chairman of the Board. Mr. Steinberg previously had served as President of the Company for almost 35 years. Messrs. Handler and Friedman are our principal executive officers and work together with Mr. Steinberg to provide the Company with its senior leadership. The Board believes that the Company and its stockholders benefit from this structure.

The Board of Directors is responsible for the general oversight of risks that affect the Company, and has delegated the day-to-day authority for risk management to Messrs. Handler and Friedman. The Board receives regular reports on the operations of the Company from the Chairman, the Chief Executive Officer and President, as well as other members of management as appropriate, and discusses risks related thereto. In exercising its oversight responsibilities, the Board considers potential investments that require expenditure above $150 million, a financial threshold approved by the Board, with general delegation to any two of Messrs. Handler, Friedman and Steinberg, acting together, of approval for matters below that threshold. The Board also fulfills its oversight role through the operations of its various committees, including its Audit Committee. All committees of the Board provide periodic reports to the Board on their activities. The Audit Committee has responsibility for risk oversight in connection with its review of the Company’s financial reports filed with the SEC. The Audit Committee receives reports from the Company’s Chief Financial Officer and its independent auditors in connection with the review of the Company’s quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, the Company’s independent auditors also provide their assessment of management’s report and conclusions. The Audit Committee also receives reports from the Company’s Chief Compliance Officer in accordance with the Company’s Whistle Blower Policy. The Audit Committee also oversees the Company’s Related Person Transaction Policy. Additionally, with respect to Jefferies, Jefferies risk management team continuously monitors its various business groups, the level of risk they are taking and the efficacy of potential risk mitigation strategies. Senior management of Jefferies also monitors risk and the Board is advised of data with respect to risk related to Jefferies.

The Board has considered whether its compensation policies reward employees for imprudent risk taking. With respect to the Company’s operating companies other than Jefferies, compensation plans for all employees were considered, and with respect to corporate employees, the discretionary incentive compensation practices were reviewed. At Jefferies, consistent with its performance-based model, many employees receive a significant portion of their compensation through commission-based, net-revenue-based, profit-based or discretionary compensation tied to their individual or business unit performance, or a combination thereof. Jefferies generally uses a netting approach, which nets losses against their individual or group revenues. As a result, Jefferies management believes that employees and business units are appropriately motivated to seek the maximum revenue-enhancing opportunities, while managing the firm’s (and their individual or group’s) exposure to risk. An immaterial portion of Jefferies’s revenues have been derived from proprietary trading businesses and a significant portion of many employees’ compensation is provided in the form of equity linked compensation that vests over time, which has the effect of tying the individual employee’s long-term financial interest to the firm’s overall success. The Board believes that this helps mitigate the risks inherent in Jefferies business models. As a result of the foregoing, we believe that the Company’s compensation plans and practices are not reasonably likely to have a material adverse effect on the Company.

Director Resignation Policy

The Board has adopted a director resignation policy, which has been incorporated into our Corporate Governance Guidelines. Pursuant to this policy, in an uncontested election of directors, any incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast is required to promptly tender his or her resignation to the Board of Directors. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding abstentions and broker non-votes). An election is considered “uncontested” if the number of director nominees does not exceed the number of directors to be elected.

The Board of Directors will decide, after considering the recommendation of the Nominating and Corporate Governance Committee, whether to accept or reject the tendered resignation. The nominee in question will not participate in the recommendation or decision making process. The Board’s explanation of its decision will be publicly disclosed within 90 days from the date of publication of the election results. The Nominating and Corporate Governance Committee and the Board of Directors may consider any factor deemed appropriate in making this determination.

Certain Relationships and Related Person Transactions

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted a written policy for the review, approval and ratification of transactions that involve “related persons” and potential conflicts of interest (the “Related Person Transaction Policy”).

The Related Person Transaction Policy applies to the following individuals (each a “Related Person”):  each director and executive officer of the Company; any nominee for election as a director of the Company; any security holder who is known to own of record or beneficially more than five percent of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons; and any corporation, firm, association or other entity in which one or more directors of the Company are directors or officers (other than where serving as such at the request of the Company), or have a substantial financial interest (other than through the Company). Any equity interest in any corporation, firm, association or other entity received by any director or executive officer of the Company as a result of his serving as a director or executive officer of another entity at the request of the Company is not deemed to be a substantial financial interest in such other entity for purposes of the Related Person Transaction Policy.

Under the Related Person Transaction Policy, a Related Person Transaction is defined as a transaction or arrangement involving a Related Person in which the Company is a participant or that would require disclosure in the Company’s filings with the SEC as a transaction with a Related Person.

Under the Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential Related Person Transactions and must disclose all material facts with respect to such interest. All Related Person Transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In determining whether to approve or ratify a Related Person Transaction the Audit Committee will consider the relevant facts and circumstances of the Related Person Transaction which may include factors such as the relationship of the Related Person with the Company, the materiality or significance of the transaction to the Company and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operation. Related Person Transactions involving amounts exceeding $120,000 or more are disclosed below in accordance with the rules of the SEC.

Related Person Transactions

The Company is party to a Services Agreement with Mr. Steinberg, dated as of January 1, 2004, pursuant to which the Company has agreed to provide certain services for Mr. Steinberg and/or his affiliated entities, if such services are requested. Such services include accounting and cash management services, tax services and transportation services. Mr. Steinberg paid the Company $255,000 for services rendered by the Company in 2012 under his agreement and has advanced the Company $94,500 for services to be rendered by the Company in 2013. Mr. Cumming previously had a similar agreement with the Company but did not receive any services from the Company thereunder in 2012 or 2013. Mr. Cumming’s services agreement with the Company was terminated as a result of his retirement on March 1, 2013.

Mr. Steinberg’s brother, Morton M. Steinberg, is a senior counsel in the law firm DLA Piper LLP (US), a member of DLA Piper, a global legal services organization whose members have offices in more than thirty countries. Morton M. Steinberg does not have an ownership interest in DLA Piper. During 2012, the Company paid approximately $2,140,000 in aggregate fees to such firm for legal services rendered to the Company. This amount represents less than .2% of all fees received by DLA Piper LLP (US) in 2012.

We have also agreed to carry at our expense term life insurance policies on the lives of Messrs. Cumming and Steinberg in the amount of $1,000,000 each, payable to their designated beneficiaries.

In November 2012, the Company and Mr. Cumming agreed to a Memo of Terms with respect to the financial and other terms of Mr. Cumming’s retirement, effective upon consummation of the Jefferies transaction, from all of positions with the Company and its subsidiaries, including as Chairman and Chief Executive Officer of the Company. In accordance with the Memo of Terms, the Company agreed, among other things: (i) to an immediate cash payment of $1,250,211; (ii) to continue until June 30, 2015, to allow Mr. Cumming the personal use without charge of the Company’s aircraft, subject to availability; provided that the incremental cost of such use shall not exceed approximately $430,500, for any year ending June 30, which represents the average of Mr. Cumming’s personal usage for 2010, 2011 and 2012 (and usage in excess of such expense shall be reimbursed by Mr. Cumming at the Company’s incremental cost); (iii) to the payment of the maximum bonus payable under the Bonus Plan for the fiscal year ending December 31, 2012, without reduction; (iv) that Mr. Cumming may purchase the “office block” located in Salt Lake City, Utah for fair market value as determined by appraisal; (v) that Mr. Cumming may purchase such other miscellaneous non-operational assets from the Company as agreed to with the Company for fair market value as determined by appraisal; (vi) to continue until June 30, 2015, the $1 million of life insurance policy payable to Mr. Cumming’s designated beneficiary; and (vii) to continue coverage under insurance and indemnification programs for acts or omissions occurring prior to his retirement and for all work that Mr. Cumming does to help the transition to new leadership upon consummation of the Jefferies transaction. Pursuant to clauses (iv) and (v) above, on February 28, 2013, the Audit Committee approved the sale by the Company to Mr. Cumming of certain assets at an agreed upon fair market value, an aggregate of $8,730,700. The sale was consummated in March 2013. In June 2013, Mr. Cumming agreed to relinquish his right to the personal use of the Company’s aircraft through June 30, 2015, in exchange for a cash payment of $600,000.

The Audit Committee or the Board have approved or ratified each of the foregoing Related Person Transactions.

Jefferies Related Party Transactions--Private Equity Funds

Jefferies has invested in three private equity funds managed by companies controlled by Mr. Friedman, our President and one of our directors, and has acquired interests in the profit participation earned by two management companies that manage these three funds. These two management companies (the “Fund Managers”) serve as the managers of the three private equity funds (the “Private Equity Funds”) and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers before he became associated with Jefferies and the Board of Jefferies approved these arrangements years prior to consummation of the Jefferies transaction. As of December 31, 2012, Jefferies had committed an aggregate of approximately $146.8 million to the Private Equity Funds and had funded approximately $97.9 million of these commitments and committed an aggregate of $5.9 million to a Fund Manager and had funded approximately $1 million of this commitment. As a result of those investments, commitments and profit participations, Jefferies received distributions from the Private Equity Funds in fiscal year 2012, of approximately $19.8 million and profit participations from the Fund Managers of approximately $0.9 million. Included in the $1.24 billion in total equity committed to funds over which Mr. Friedman has control are individual investments of certain of our named executive officers. As a result of their individual commitments, as of December 31, 2012, Mr. Handler, our Chief Executive Officer and one of our directors, had an aggregate interest in the total committed capital in such funds of 0.1% and Mr. Friedman had an aggregate interest of 4.3%. In addition, Mr. Friedman has a substantial economic interest in the Fund Managers and, directly and indirectly, in the carried interest paid by the Private Equity Funds.

On September 30, 2010, Jefferies became the lender to one of the Private Equity Funds managed by companies controlled by Mr. Friedman, under a Credit Agreement assumed from Bank of America (the “JEP Credit Facility”). The JEP Credit Facility had an aggregate commitment of $54 million and matures on December 31, 2013. The interest rate is the greater of the Prime Rate (as defined in the JEP Credit Facility) plus 400 basis points or 7%, payable quarterly in arrears. As of February 28, 2013, Jefferies funded $28.2 million of the aggregate principal balance and $4.8 million of its commitment remained unfunded.

Through Jefferies subsidiaries, Jefferies has performed investment banking and other services for companies in which the Private Equity Funds have invested. In some cases, the Private Equity Funds control those companies in which they have invested. In fiscal 2012, Jefferies received $12,168,749 in fee income for investment banking and other services performed for companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments. During fiscal 2012, $1.9 million was paid to Jefferies Finance, LLC, an entity in which Jefferies has a 50% ownership interest and shares control with an independent third party, with respect to loans to companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments. As of November 30, 2012, the aggregate principal amount of those loans was $19,500,000.

Jefferies employs and provides office space for all the Fund Managers’ employees under an arrangement Jefferies entered into with Mr. Friedman and Jefferies Capital Partners in 2005 and previously under an agreement entered into in 2001. Jefferies Capital Partners reimburses Jefferies on an annual basis for its direct employee costs, office space costs and other direct costs. In 2012, Jefferies billed and received approximately $4.9 million in cash for such expenses.

The foregoing arrangements have been approved by Jefferies pursuant to its related party transaction policy.

Meetings and Committees

During 2012, the Board of Directors held thirteen meetings and took action on three other occasions.

The Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee and Nominating and Corporate Governance Committee. All committees of the Board (other than the Executive Committee, which did not meet during 2012) are composed entirely of independent directors. Following the Annual Meeting of Shareholders, the Board of Directors will determine the composition of each of the committees of the Board of Directors.

The functions of the Audit Committee, established in accordance with the requirements of the SEC, are to assist the Board of Directors in fulfilling its responsibility to oversee the conduct and integrity of our financial reporting and financial statements filed with the SEC, the scope and performance of our internal audit function, our systems of internal accounting and financial disclosure controls, compliance with legal and regulatory requirements, our Code of Business Practice and Code of Practice, and preparation of the audit committee report. In discharging its duties, the Audit Committee, among other things, has the sole authority to appoint (subject to shareholder ratification, which is not binding on the Audit Committee), compensate (including fee pre-approvals), evaluate and replace the independent auditors, oversee their scope of work, independence and their engagement for any other services, and meets independently with those persons performing the Company’s internal auditing function, as well as the Company’s independent auditors and senior management.

During 2012, the Audit Committee, which consisted of Messrs. Keil (Chairman), Dougan, Hirschfield, Jordan and Nichols, met thirteen times. The Board of Directors has adopted a charter for the Audit Committee, which is available on our website. Following the Jefferies transaction, the Audit Committee was reconstituted to consist of Messrs. Campbell (Chairman), Jordan, Keil and O’Kane, each of whom is independent in accordance with SEC Rule 10A-3. The Board has determined that each of Messrs. Campbell, Keil and O’Kane is qualified as an audit committee financial expert within the meaning of regulations of the SEC, thereby satisfying the financial expertise requirement of the listing standards of the NYSE, and that each member of the Audit Committee is financially literate.

The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of our business at such times as the full Board of Directors is unavailable in accordance with New York law. During 2012, the Executive Committee consisted of Messrs. Cumming (Chairman), Keil, Jordan and Steinberg.

The function of the Compensation Committee is to determine and approve the compensation of the Chairman of the Board and President including under the 2003 Senior Executive Annual Incentive Bonus Plan, as amended (the “Bonus Plan”), make recommendations to the Board of Directors with respect to compensation of our other executive officers, including with respect to our employee benefit and incentive plans, and to administer our equity plans. The Board of Directors has adopted a charter for the Compensation Committee, which is available on our website. The Compensation Committee met seven times in 2012. During 2012, the Compensation Committee consisted of Messrs. Nichols (Chairman),

Dougan and Jordan. As reconstituted following the Jefferies transaction, the Compensation Committee consists of Messrs. Nichols (Chairman), Dooley, Dougan, Jordan, Joyal and O’Kane.

The function of the Nominating and Corporate Governance Committee is to assist the Board by identifying qualified candidates to serve as directors and recommend to the Board candidates for election to the Board, to develop and recommend to the Board corporate governance guidelines, and to oversee the evaluations of the Board and management. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee seeks members with diverse backgrounds, with an understanding of the Company’s business, and with a reputation for integrity, and has adopted a policy with regard to the consideration of diversity in evaluating candidates. The Committee is committed to a policy of inclusiveness and takes reasonable steps to see that women and minority candidates are considered for the pool from which the Board nominees are chosen. In addition to candidates proposed by management, the Committee may consider candidates proposed by shareholders, but is not required to do so. If the Committee considers any candidates proposed by shareholders it would consider the same factors in making its recommendation as it uses when evaluating candidates proposed by management or the Board. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is available on our website. During 2012, the Nominating and Corporate Governance Committee met three times and took action on one other occasion. During 2012, the Nominating and Corporate Governance Committee consisted of Messrs. Jordan (Chairman), Dougan and Nichols. As reconstituted following the Jefferies transaction, the Nominating and Corporate Governance Committee consists of Messrs. Joyal (Chairman), Hirschfield, Keil and O’Kane.

A shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice of that shareholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of shareholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting, and, with respect to an election to be held at a special meeting of shareholders, not later than the tenth day following the date on which notice of the meeting is first given to shareholders. The notice shall include the name and address of the shareholder and his or her nominees, a representation that the shareholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the shareholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the shareholder’s nominees, and the consent of each nominee to serve as a director of the Company if so elected. We may require any proposed nominee to furnish other information as we may reasonably require in order to determine the eligibility of the proposed nominee to serve as a director of the Company. We did not receive any nominations from shareholders for election as directors at the Annual Meeting. See “PROPOSALS BY SHAREHOLDERS” for the deadline for nominating persons for election as directors for the 2014 annual meeting.

Attendance

During fiscal year 2012, all directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the shareholders, the Board and committees of which he is a member. All directors attended the annual meeting of shareholders in May 2012.

Meetings of Non-Management Directors

The Board of Directors has determined that the non-management members of the Board of Directors will meet regularly in executive session outside the presence of any member of management, in conjunction with regularly scheduled meetings of the Board. No formal Board action may be taken at any executive session. The non-management directors select a presiding director to chair executive sessions who will serve for a one year term. Mr. Michael Sorkin was the presiding director for 2012 and the first half of 2013. The presiding director for the balance of 2013 will be determined at the Board meeting to be held following the Annual Meeting.

Communicating with the Board

Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to the non-management members of the Board of Directors, c/o Corporate Secretary, Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010. The Corporate Secretary will review all correspondence and regularly forward to the non-management members of the Board a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention. Non-management directors may at any time review a log of all correspondence received by the Company that is addressed to non-management members of the Board and request copies of all such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Code of Practice

We have a Code of Business Practice, which is applicable to all directors, officers and employees of the Company, and includes a Code of Practice applicable to our principal executive officers and senior financial officers. Both the Code of Business Practice and the Code of Practice are available on our website. We intend to post amendments to or waivers from our Code of Practice applicable to our principal executive officers and senior financial officers on our website.

EXECUTIVE OFFICERS

Our executive officers are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Handler, Friedman and Steinberg, for whom information is provided above under “ELECTION OF DIRECTORS,” the following sets forth information as to our Executive Officers as  of June 5, 2013:

Name and present position, if any, with the Company	Biographical information, including, age, position with the Company, business experience during the last five years and family relationships, if any

Barbara L. Lowenthal	Ms. Lowenthal, 58, is a Vice President and Comptroller of the Company. Ms. Lowenthal, a certified public accountant, has served as a Vice President and Comptroller of the Company since April 1996.
Thomas A. Mara
Mr. Mara, 66, is an Executive Vice President of the Company. Mr. Mara joined the Company in April 1977 and was elected Vice President of the Company in May 1977. He has served as Executive Vice President of the Company since May 1980 and as Treasurer of the Company from January 1993 to May 2007. In addition, he was a director of Inmet Mining Corporation and a director and Chief Executive Officer of FINOVA.

Rocco J. Nittoli
Mr. Nittoli, 54, is a Vice President and Treasurer of the Company. Mr. Nittoli joined the Company in September 1997, and has served in a variety of capacities at the Company’s subsidiaries and as Treasurer of the Company since May 2007, and as a Vice President of the Company since September 2007.

Joseph A. Orlando
Mr. Orlando, 57, is a Vice President and Chief Financial Officer of the Company. Mr. Orlando, a certified public accountant, has served as Chief Financial Officer of the Company since April 1996 and as a Vice President of the Company since January 1994.

Michael J. Sharp
Mr. Sharp, 57, is an Executive Vice President and General Counsel of the Company. Mr. Sharp has been Jefferies Executive Vice President, General Counsel and Secretary since November 2010. Prior to joining Jefferies in September 2010, Mr. Sharp had been a partner with the law firm of Wilmer Cutler Pickering Hale & Dorr LLP since March 2009. Previously, Mr. Sharp was General Counsel of Citigroup’s Global Wealth Management, Global Consumer Bank, and Global Credit Card business units. Before his 12 years at Citigroup, Mr. Sharp was a litigation associate at Cravath, Swaine & Moore, which he joined in 1992. Mr. Sharp began his legal career as a judicial clerk on the United States Court of Appeals for the Eleventh Circuit. Before embarking on a legal career, Mr. Sharp traded U.S. Treasury Bonds from 1981 to 1988.

Justin R. Wheeler
Mr. Wheeler, 40, is a Vice President and Chief Operating Officer of the Company. Mr. Wheeler joined the Company in March 2000, has served in a variety of capacities in the Company’s subsidiaries and has been a Vice President of the Company since October 2006 and Chief Operating Officer of the Company since March 2012. In addition, Mr. Wheeler previously was a director of INTL FCStone Inc. and AmeriCredit Corp.

INFORMATION ON STOCK OWNERSHIP

Present Beneficial Ownership of Common Shares

Set forth below is certain information as of June 5, 2013, with respect to the beneficial ownership of common shares, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common shares, which is our only class of voting securities, (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” (4) charitable foundations established by Mr. Steinberg and Ian M. Cumming, and (5) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o Leucadia National Corporation, 520 Madison Avenue, New York, New York 10022.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class
Group consisting of Fairholme Capital Management, L.L.C., Fairholme Funds, Inc. and Bruce R. Berkowitz (a)	18,770,478		5.2%
Robert D. Beyer	–		–
W. Patrick Campbell	55,168	(b)	*
Ian M. Cumming	22,563,750	(c)	6.2%
Richard G. Dooley	217,130	(d)	*
Paul M. Dougan	27,170	(e)	*
Brian P. Friedman	3,283,247	(f)	0.9%
Richard B. Handler	9,167,516	(g)	2.5%
Alan J. Hirschfield	48,120	(h)	*
James E. Jordan	132,870	(h)	*
Robert E. Joyal	16,684	(i)	*
Jeffrey C. Keil	20,073	(j)	*
Thomas E. Mara	81,225	(k)	*
Jesse Clyde Nichols, III	210,437	(l)	*
Michael T. O’Kane	4,050	(m)	*
Joseph A. Orlando	122,917	(n)	*
Stuart H. Reese	–		–
Michael Sharp	3	(o)	*
Michael Sorkin	8,120	(h)	*
Joseph S. Steinberg	24,733,993	(p)	6.8%
Justin R. Wheeler	185,514	(q)	*
Cumming Foundation	183,210	(r)	*
Cumming Philanthropic Organization	101,666	(s)	*
Joseph S. and Diane H. Steinberg 1992 Charitable Trust	330,000	(t)	*
All directors and executive officers as a group (20 persons)	61,063,887	(u)	16.3%
___________________

*  Less than .1%.

(a)
The business address of these beneficial owners is c/o Fairholme Capital Management, L.L.C. (“FCM”), 4400 Biscayne Boulevard, 9th Floor, Miami, Florida 33137. The information is based upon a Schedule 13G filed February 14, 2013, by FCM, Bruce R. Berkowitz and Fairholme Funds, Inc., and a Schedule 13F filed May 15, 2013 by FCM. FCM, Mr. Berkowitz and Fairholme Funds,

Inc. may be deemed to be beneficial owners of the securities, but each hereby disclaims such beneficial ownership, except to the extent of such person’s pecuniary interest.

(b)
The table above excludes 35,141 deferred common shares under our Director Stock Compensation Plan (the “DSCP”), which do not represent a right to acquire common shares within 60 days after June 5, 2013. The table above includes 51,804 common shares which Mr. Campbell has shared voting and dispositive power through a family trust account. Assuming the expiration of all applicable deferral periods, Mr. Campbell would beneficially own 90,309 common shares (representing less than .1% of the currently outstanding class).

(c)
Includes 216,000 (less than .1%) common shares beneficially owned by Mr. Cumming’s wife, as to which Mr. Cumming may be deemed to be the beneficial owner and 1,200,000 (.3%) common shares which Mr. Cumming has the right to acquire upon exercise of warrants. Also includes 7,000,000 shares pledged as collateral for a line of credit.

(d)
The table above excludes 161,566 deferred common shares held under the DSCP, which do not represent a right to acquire common shares within 60 days after June 5, 2013. Assuming the expiration of all applicable deferral periods, Mr. Dooley would beneficially own 378,696 common shares (representing .1% of the currently outstanding class).

(e)
Includes 8,120 common shares that may be acquired upon the exercise of stock options and 300 (less than .1%) common shares owned by Mr. Dougan’s wife as to which Mr. Dougan disclaims beneficial ownership.

(f)
The table above excludes 2,017,241 unvested RSUs which do not represent a right to acquire common shares within 60 days from June 5, 2013. The table above includes 609,544 vested restricted stock units (“RSUs”) which Mr. Friedman has a right to acquire within 60 days from June 5, 2013; 1,085 common shares held under the Jefferies Group Employee Stock Ownership Plan (the “ESOP”); 838,279 common shares which Mr. Friedman has shared voting and dispositive power through trust accounts and 12,486 common shares held by the trustee of the Jefferies Employees’ Profit Sharing Plan (the “PSP”). Assuming the expiration of all applicable vesting and deferral periods, Mr. Friedman would beneficially own 5,300,488 common shares (representing 1.4% of the currently outstanding class).

(g)
The table above excludes 2,017,241 RSUs which do not represent a right to acquire common shares within 60 days after June 5, 2013. The table above includes 6,048,210 vested RSUs and 2,530 deferred common shares which Mr. Handler has a right to acquire within 60 days from June 5, 2013; 96,694 common shares held under the ESOP as to which Mr. Hander has sole voting power and dispositive power; 449,337 common shares which Mr. Handler has shared voting and dispositive power through family trusts and 9 common shares held by the trustee of the PSP. Participants in the PSP have sole voting power and limited dispositive power over common shares allocated to their PSP accounts. Assuming the expiration of all applicable vesting and deferral periods, Mr. Handler would beneficially own 11,184,757 common shares (representing 3.0% of the currently outstanding class).

(h)	Includes 8,120 common shares that may be acquired upon the exercise of stock options.

(i)
The table above excludes 27,309 deferred common shares under the DSCP which do not represent a right to acquire common shares within 60 days from June 5, 2013. Assuming the expiration of all applicable deferral periods, Mr. Joyal would beneficially own 43,993 common shares (representing less than .1% of the currently outstanding class).

(j)	Includes 5,073 common shares that may be acquired upon the exercise of stock options.

(k)	Includes 81,225 common shares that may be acquired upon the exercise of stock options.

(l)
Includes 7,613 common shares that may be acquired upon the exercise of stock options and 129,402 (less than .1%) common shares held by a revocable trust for Mr. Nichols’ benefit in a managed account, 23,164 (less than .1%) common shares beneficially owned by Mr. Nichols’ wife (directly and indirectly through a majority owned company) and 15,018 shares held by a trust for the benefit of Mr. Nichols’ minor children as to which Mr. Nichols may be deemed to be the beneficial owner.

(m)
The table above excludes 27,859 deferred common shares under the DSCP which do not represent a right to acquire common shares within 60 days after June 5, 2013. Assuming the expiration of all applicable deferral periods, Mr. O’Kane would beneficially own 31,909 common shares (representing less than .1% of the currently outstanding class).

(n)	Includes 121,838 common shares that may be acquired upon the exercise of stock options.

(o)
The table above excludes 18,091 RSUs which do not represent a right to acquire common shares within 60 days after June 5, 2013. Assuming the expiration of all applicable vesting and deferral periods, Mr. Sharp would beneficially own 18,094 common shares (representing less than .1% of the currently outstanding class). The table above includes 3 common shares held under the ESOP.

(p)
Includes 139,200 (less than .1%) common shares beneficially owned by Mr. Steinberg’s wife and daughter, 18,762,394 (5.1%) common shares held by corporations that are wholly owned by Mr. Steinberg, or held by corporations that are wholly owned by family trusts as to which Mr. Steinberg has sole voting and dispositive control, or held by such trusts, 2,339,712 (.6%) common shares held in a trust for the benefit of Mr. Steinberg’s children as to which Mr. Steinberg may be deemed to be the beneficial owner and 1,200,000 (.3%) common shares which Mr. Steinberg has the right to acquire upon exercise of warrants.

(q)	Includes 182,756 common shares that may be acquired upon the exercise of stock options.

(r)	Mr. Cumming is a trustee and President of the foundation and disclaims beneficial ownership of the common shares held by the foundation.

(s)	Mr. Cumming is a director and President of Cumming Philanthropic Organization and disclaims beneficial ownership of the common shares held by the organization.

(t)	Mr. Steinberg and his wife are the trustees of the charitable trust. Mr. Steinberg and his wife disclaim beneficial ownership of the common shares held by the charitable trust.

(u)
Includes 300 common shares owned of record by the spouses of certain directors of the Company, as to which each such director disclaims beneficial ownership; 1,200,000 common shares that may be acquired by a director pursuant to the exercise of warrants; 1,200,000 common shares that may be acquired by an officer (who is also a director) pursuant to the exercise of warrants; 45,166 common shares that may be acquired by directors pursuant to the exercise of stock options; 525,931 common shares that may be acquired by certain officers pursuant to the exercise of stock options; and 6,660,284 common shares that may be acquired by certain officers (who are also directors) pursuant to restricted stock units.

As of June 5, 2013, Cede & Co. held of record 305,945,584 shares (approximately 84.0% of the total number of common shares outstanding). Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

As described herein, our common shares are subject to transfer restrictions that are designed to reduce the possibility that certain changes in ownership could result in limitations on the use of our significant tax attributes. Our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of our shares such that  the person or entity would be treated as a 5% shareholder under the tax regulations or as owning 5% or more of our common shares and the ability of persons or entities now so treated from acquiring additional shares. Shareholders (and prospective shareholders) are advised that, under the tax law rules incorporated in these provisions, the acquisition of even a single common share may be proscribed under our certificate of incorporation, given (among other things) the tax law ownership attribution rules as well as the tax law rules applicable to acquisitions made in coordination with or in concert with others. The restriction will remain until the earliest of (a) December 31, 2024, (b) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any comparable successor provision) and (c) the beginning of our taxable year to which these tax attributes may no longer be carried forward. The restriction may be waived by our Board of Directors. Shareholders are advised to carefully monitor their ownership of our shares and consult their own legal advisors and/or us to determine whether their ownership of our shares approaches either of the proscribed levels. Based upon discussions with Fairholme, we believe that the beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of common shares by Fairholme as reflected in the table above is not in violation of the transfer restrictions contained in our certificate of incorporation.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information regarding the Company’s equity compensation plans as of December 31, 2012. All outstanding awards relate to the Company’s common shares.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation
plans approved by
security holders	6,577,500	$30.81	731,205
Equity compensation
plans not approved by
security holders	–	–	–
Total	6,577,500	$30.81	731,205

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The discussion below relates to compensation awarded to, earned by, or paid to our executive officers during fiscal year 2012 (and previous years when appropriate). Following the completion of the Jefferies transaction, effective March 1, 2013, management of the Company was restructured, with Mr. Cumming retiring as Chairman of the Board, being succeeded by Mr. Steinberg who continues as a full time executive of the Company; Mr. Handler was appointed Chief Executive Officer; and Mr. Friedman was appointed President, succeeding Mr. Steinberg who had been in that position for almost 35 years.

The Company’s compensation philosophy and executive compensation program is generally structured and administered under the oversight of our Compensation Committee. No significant changes to our executive compensation programs and policies have been made since completion of the Jefferies transaction, other than the Company’s adoption of the equity compensation plans of Jefferies which previously provided for the issuance of Jefferies common stock; as a result of the Jefferies transaction, all outstanding grants of Jefferies stock under those plans converted into grants of our common shares at the transaction conversion ratio on the same terms as previously existed. Under NYSE listing requirements,  we can continue to make equity grants under these plans except  that we cannot make equity grants to individuals who were employed by or in service to us and our subsidiaries (as opposed to Jefferies and its subsidiaries) prior to the time Jefferies became our wholly owned subsidiary unless we submit these plans to our shareholders for their approval.

Introduction

For fiscal year 2012, our Compensation Committee, in consultation with Ian M. Cumming and Joseph S. Steinberg, established our compensation philosophy and executive compensation program. The Compensation Committee determines and approves the compensation of Mr. Cumming, our Chief Executive Officer during 2012 and Mr. Steinberg, our President during 2012, including bonus compensation under the 2003 Senior Executive Annual Incentive Bonus Plan, as amended (the “Bonus Plan”), and makes recommendations to the Board of Directors, in consultation with Messrs. Cumming and Steinberg, with respect to the compensation of the other executive officers of the Company. For 2012, our named executive officers were Mr. Cumming and Mr. Steinberg, and Thomas E. Mara, Joseph A. Orlando and Justin R. Wheeler (the “Senior Executive Officers” and together with Mr. Cumming and Mr. Steinberg, the “Named Executive Officers”).

Compensation Objectives and Philosophy

Our compensation philosophy is based upon rewarding our executive officers for current and past contributions, performance and dedication and providing incentives for superior long-term performance. We continue to believe that there should be a strong link between pay and performance for both the Company and the individual. Compensation paid to our executive officers is based upon an evaluation of individual performance and the financial performance of the Company and its consolidated subsidiaries. Our Compensation Committee does not determine executive officer compensation based on the performance or price of our common shares, which can be volatile and outside of the Company’s control and a poor indicator of our overall performance. Accordingly, a large percentage of annual compensation has historically consisted of discretionary bonus compensation. This ensures that compensation paid to an executive reflects the individual’s specific contributions during the year, the level and degree of complexity involved in his/her contributions to the Company and the Company’s overall performance.

In determining the compensation of our Named Executive Officers for 2012, the Compensation Committee, together with Messrs. Cumming and Steinberg considered the Company’s excellent financial performance and the enhanced performance by the executives.

Role of Principal Executive Officers in Compensation Decisions

In determining executive compensation in 2012, the Compensation Committee worked with Messrs. Cumming and Steinberg. Generally, each year Messrs. Cumming and Steinberg met with the Compensation Committee to report their recommendations for the prior year’s bonus and current year’s salary levels for the Senior Executive Officers

Setting Executive Compensation

In determining compensation for our Senior Executive Officers, we have not relied on any specific formula, benchmarking or pre-determined targets. In making their recommendations to the Compensation Committee, Messrs. Cumming and Steinberg focused primarily on their subjective determination of the performance of the individual executive officer, as well as on the performance of the Company and general economic conditions. Compensation consultants have not been used by the Company or the Compensation Committee.

In considering executive compensation, Messrs. Cumming and Steinberg took into account the dedication, institutional knowledge and significant contributions (which may involve restructuring newly acquired enterprises or managing and maximizing the value of existing or potential businesses and investments, the success of which may not be evident for several years) that our executive officers bring to the Company, as well as the status of the Company’s investments. Messrs. Cumming and Steinberg report their compensation proposals to the Compensation Committee for its consideration and recommendation to the full Board of Directors for its approval.

The Compensation Committee noted the results of the say-on-pay advisory vote at the Company’s 2012 Annual Meeting, but determined not to make any changes to the Company’s executive compensation program during the year, concluding that taken as a whole it continues to provide a competitive pay-for-performance package that effectively incentivizes executives and retains them for the long term.

Elements of Compensation

In an effort to reflect our compensation philosophy and keep our compensation program as straightforward as possible, in 2012 our compensation package for Named Executive Officers consisted of four basic elements:

(1)      base salary;

(2)      annual bonus compensation (which for Messrs. Cumming and Steinberg has historically been governed by our shareholder approved Bonus Plan discussed below);

(3)      long-term incentives in the form of stock options granted pursuant to our shareholder approved Amended and Restated 1999 Stock Option Plan (the “Option Plan”), for executive officers other than Messrs. Cumming and Steinberg, and for Messrs. Cumming and Steinberg, warrants granted in 2011 pursuant to our shareholder approved 2011 Senior Executive Warrant Plan (the “2011 Warrant Plan”); and

(4)      retirement benefits pursuant to our Savings and Retirement Plan and Deferred Compensation Retirement Plan.

Other elements of compensation include medical and life insurance benefits available to employees generally. Additionally, certain perquisites may be available to executive officers that are not available to other employees generally. See “Other Benefits; Executive Perquisites” below.

Each element of compensation has a different purpose. Salary and bonus payments are designed mainly to reward current and past performance. Stock options and warrants are primarily designed to provide strong incentive for superior long-term future performance and are directly linked to shareholders’ interests because the value of the awards will increase or decrease based upon the future price of the Company’s common shares. Retirement benefits are designed to provide employees with income after they retire, and the Company’s annual contribution is determined based upon a combination of an employee’s age and years of service.

Other than Messrs. Cumming and Steinberg, during 2012, none of our executive officers was a party to an employment agreement with the Company, although Messrs. Mara, Orlando and Wheeler each are party to retention agreements with the Company, as described in this proxy statement.

Base Salary

Base salary is consistent with the executive’s office and level of responsibility, with annual salary increases that generally amount to a small percentage of the executive’s prior base salary, primarily reflecting cost of living increases. On occasion, individual annual salary increases may be significant to reflect an executive’s increase in office and/or responsibility. Base salary of executive officers other than Messrs. Cumming and Steinberg has been determined by the Board of Directors after considering the recommendation of the Compensation Committee in consultation with Messrs. Cumming and Steinberg. Base salary of Messrs. Cumming and Steinberg has been based upon their employment agreements discussed in greater detail below. Mr. Cumming’s employment agreement was terminated effective as of the Jefferies transaction.

Short-Term Incentives – Annual Bonus Compensation

Bonus compensation of executive officers, other than Messrs. Cumming and Steinberg, has been determined by the Board on the basis of recommendations made by the Compensation Committee upon consultation with Messrs. Cumming and Steinberg based on their subjective assessment of an executive’s performance and the Company’s performance.

Bonus Compensation for Messrs. Cumming and Steinberg is determined by the Compensation Committee principally pursuant to the terms of the Bonus Plan, although the Compensation Committee may award bonuses to Messrs. Cumming and Steinberg in addition to the amounts provided under the Bonus Plan. The Bonus Plan provides for an annual incentive bonus to each of Messrs. Cumming and Steinberg in an amount equal to 1.35% of the annual audited pre-tax earnings of the Company and its consolidated subsidiaries (through 2014 for Mr. Steinberg), subject to reduction by the Compensation Committee, in its sole discretion.

Additionally, in 2012 all employees of Leucadia National Corporation (but not all subsidiaries) received an annual discretionary year-end bonus equal to 3% of base salary.

Long-Term Incentives – Stock Options

By means of our Option Plan, we seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling those positions. From time to time, stock options may be awarded which, under the terms of the Option Plan, permit the executive officer or other employee to purchase common shares of the Company, after vesting, at not less than the fair market value of the common shares on the date of grant of the stock option. Since employees only realize a gain if the price of the common shares increases during the period of the option, shareholder and executive officer interests are aligned. Options granted to executive officers generally become exercisable at the rate of 20% per year, commencing approximately one year after the date of grant. As with base salary and bonuses, the amount of stock options awarded to an executive officer is not based on any specific formula, but rather on a subjective assessment of the executive’s level and performance, as well as the date and extent of prior option grants. Options have been granted to executive officers by the Compensation Committee upon the recommendation of Messrs. Cumming and Steinberg. Options are not granted according to a set schedule; however, since 2000 the Compensation Committee has granted options every other year. Options are priced at the closing price on the date of grant and are not granted to precede the announcement of favorable information.

Long-Term Incentives – Warrants

Although Messrs. Cumming and Steinberg have been eligible to participate in our Option Plan, they have never received stock options; instead Messrs. Cumming and Steinberg have received shareholder approved warrants, most recently in 2011, when shareholders approved our 2011 Warrant Plan pursuant to which Messrs. Cumming and Steinberg were each granted warrants to purchase 2,000,000 common shares at an exercise price of $33.84 (105% of the closing price per common share on the grant date). These warrants vest at a rate of 20% per year, commencing on May 16, 2011 (the date shareholder approval was received) and thereafter on March 7th of each of 2012, 2013, 2014 and 2015. At December 31, 2012, the closing price of a common share of the Company was $23.79 per share, significantly below the per share exercise price of the 2011 Warrants.

Clawback Policy

Recognizing that regulations with respect to clawback policies as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”) have yet to be promulgated, the Company has provided that with respect to bonuses under the Bonus Plan and options and warrants granted since enactment of the Dodd-Frank Act, the Company has the right to enforce all obligations related to the options and warrants and the common shares issuable thereunder that may be imposed by the rules and regulations of the SEC, the listing standards of the NYSE, or other applicable laws relating to the implementation of the clawback provisions of the Dodd-Frank Act.

Retirement Benefits Pursuant to Our Savings and Retirement Plan and Deferred Compensation Retirement Plan, and with Respect to Eligible Employees, the Frozen Defined Benefit Pension Plan

Savings and Retirement Plan

We and certain of our affiliated companies currently maintain a Savings and Retirement Plan for certain of our employees and employees of these affiliated companies. Participants in the Savings and Retirement Plan may make before-tax and/or after-tax contributions to the plan and we will match a portion of an eligible participant’s before-tax contributions. The Savings and Retirement Plan also provides a contribution for eligible participants determined on the basis of age and service with potential contributions ranging from 2% of eligible compensation up to 16% of eligible compensation (the “Profit Sharing Benefit”). Eligible compensation for the Profit Sharing Benefit for 2012 was limited to $250,000. Beginning in 2009, eligible employees earning more than $130,000 in the previous fiscal year were no longer eligible to participate in the Profit Sharing Benefit portion of the Savings and Retirement Plan (although they still are eligible to make salary reduction contributions and to receive matching contributions under the Savings and Retirement Plan). As a result, on January 1, 2009, we established the Leucadia National Corporation Deferred Compensation Retirement Plan, which allows such employees the opportunity to receive an employer contribution based on age and years of service.

The Savings and Retirement Plan is intended to qualify under the provisions of Section 401 of the Code.

Severance Plan

In November 2012, we established the Leucadia National Corporation Severance Plan (“Severance Plan”), which, subject to certain exceptions, provides financial assistance to certain corporate employees if the employee’s employment is terminated under certain conditions. The Severance Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA. Generally, if severed, an eligible employee is entitled to one month’s pay for each year of service, up to a maximum of twenty-four months. Pay is defined as the sum of the employee’s current base salary plus the average amount of the employee’s annual bonus for the previous two years (excluding holiday bonuses, special incentive bonuses or any other payment made outside of the regular annual bonus process). The Company may, in its sole discretion, adjust amounts paid pursuant to the Severance Plan and amend or terminate the Severance Plan at any time and for any reason.

Deferred Compensation Retirement Plan

Effective January 1, 2009, we established the Leucadia National Corporation Deferred Compensation Retirement Plan (“Deferred Compensation Plan”), which allows participating employees with compensation in excess of $130,000 the opportunity to receive an employer contribution ranging from 2% of eligible compensation up to 16% of eligible compensation. Contributions are determined on the basis of age and years of service. The Deferred Compensation Plan does not provide for employee contributions. The Deferred Compensation Plan is designed as a non-qualified deferred compensation plan and is intended to meet the requirements of Section 409A of the Code. Senior executives who are eligible to participate in the Deferred Compensation Plan are not eligible to receive the Profit Sharing Benefit under the Savings and Retirement Plan. Separate accounts are maintained for each participant and participants may direct the investment of their account. Accounts under the Deferred Compensation Plan are subject to the same rules for contribution and investment timing, investment transaction accounting, and investment changes applied to the accounts of all employees participating in the Savings and Retirement Plan. Distributions are made upon retirement, separation from service, death, disability or Change in Control (as defined in the Deferred Compensation Plan). In-Service distributions are available in the case of unforeseeable emergency. Lump sum payments to specified employees (as such term is defined in Code Section 409A(a)(2)(B)(i)) will not be made until six months and one day following a separation from service. All Named Executive Officers are fully vested in their benefit under the Deferred Compensation Plan.

Other Benefits; Executive Perquisites

Medical and life insurance benefits are available to employees generally.

Under our employment agreements with Messrs. Cumming and Steinberg, we have agreed to carry at our expense term life insurance policies on their lives in the amount of $1,000,000 each, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate. Additionally, Messrs. Cumming and Steinberg each may use the Company’s aircraft for non-business purposes, subject to the limitations set forth in their employment agreements. See “Employment Agreements” below. The incremental costs of any such aircraft usage are reported as other compensation in the Summary Compensation Table included elsewhere in this proxy statement.

Effective as of the Jefferies transaction, Mr. Cumming’s employment agreement terminated. However, pursuant to the Memo of Terms described above under “Certain Relationships and Related Person Transactions – Related Person Transactions,” we agreed to provide certain benefits to Mr. Cumming.

Certain of our executive officers receive the use of Company owned cars and certain related benefits. The incremental costs of any personal use by the Named Executive Officers are reported as other compensation in the Summary Compensation Table included elsewhere in this proxy statement. The Company also pays for the parking expenses of one of our executive officers.

Stock Ownership Requirements

We do not have a formal stock ownership requirement; however, our Named Executive Officers beneficially own approximately 13.0% of our outstanding common shares, as reflected in the Present Beneficial Ownership of Common Shares table included elsewhere in this proxy statement.

Compensation of Senior Executive Officers (executive officers other than Ian M. Cumming and Joseph S. Steinberg)

On December 18, 2012, the Company’s Board of Directors, upon the recommendation of the Compensation Committee in consultation with Messrs. Cumming and Steinberg, approved annual salary increases (effective January 1, 2013) and discretionary 2012 cash bonuses for each of the Company’s Senior Executive Officers.

Discretionary cash bonus compensation of our Senior Executive Officers is determined based upon the subjective assessment of an executive’s and the Company’s performance, given the varied nature of the Company’s businesses. Bonuses are subjective and are not based upon any formula or the application of any mathematical criteria. Discretionary bonuses for 2012 were significantly higher than those determined for 2011, reflecting the Company’s record pre-tax results in 2012, particularly the realized gains resulting from the sales of Fortescue common shares and the redemption of a $100,000,000 unsecured note of Fortescue’s subsidiary, Chichester Metals Pty Ltd, that accrued interest at 4% of the revenue, net of government royalties, invoiced from the iron ore produced from certain project areas, and the disposition of the Company’s interests in Mueller Industries, Inc., Keen Energy Services, LLC and its Caribbean-based telecommunications provider. The Compensation Committee also considered annual performance reviews completed by each executive officer for the year, which provide Messrs. Cumming and Steinberg with each executive’s own assessment of his or her achievements for the year.

In evaluating each executive’s performance, Messrs. Cumming and Steinberg took into account the individual contributions to the current and future operations of the Company made by the Senior Executive Officers and placed significant emphasis on whether the executive’s performance has increased the long-term value of the Company, rather than on short-term gains. Messrs. Cumming and Steinberg also recognize that the current efforts of its executive officers may not result in operating profits for many years in the future.

Bonuses can vary widely from year to year, reflecting the Company’s profitability and the activities of the Company for that year. For example, in years in which the Company is making significant acquisitions or dispositions, Messrs. Cumming and Steinberg are likely to consider the executive’s contribution to that effort (assuming his or her job responsibilities include acquisition and/or disposition activities or oversight) and in years in which the Company is actively engaged in restructuring operating companies, Messrs. Cumming and Steinberg are likely to consider the executive’s contribution to these efforts (assuming his or her job responsibilities include operations-related activities or oversight). Messrs. Cumming and Steinberg also consider the executive’s contribution to analyses that results in avoiding investments that do not meet the Company’s investment criteria and are not consummated.

For 2012, Messrs. Cumming and Steinberg considered Mr. Mara’s senior leadership role in the Company, his extensive efforts with the Company’s investment in Inmet Mining Corporation and the Company’s several energy related projects, as well as his leadership and contributions to due diligence and negotiation efforts in acquisition opportunities.

For Mr. Orlando, for 2012, Messrs. Cumming and Steinberg principally considered his senior leadership role in the Company, his outstanding efforts on behalf of the Company in connection with the Jefferies transaction and the spinoff of Crimson Wine Group, Ltd., his management skills in coordinating the accounting operations of the Company’s multiple and varied operations, contributions to due diligence and negotiation efforts in acquisition opportunities and oversight of the Company’s public reporting and income tax filings.

For Mr. Wheeler, for 2012, Messrs. Cumming and Steinberg considered the excellent job he has done as Chief Operating Officer of the Company, his contributions to due diligence and negotiation efforts in acquisition opportunities and, in particular, his involvement in the Jefferies transaction. As the Company’s Chief Operating Officer, he is responsible for overseeing the Company’s varied operating companies and investments, as well as the sale of the Company’s interests in Mueller Industries, Inc., Keen Energy Services, LLC and its Caribbean-based telecommunications provider.

After considering all of the foregoing, Messrs. Cumming and Steinberg made their recommendations to the Compensation Committee for its review and approval. Thereafter, the Compensation Committee made its recommendation to the Board of Directors.

As discussed under “Elements of Compensation – Long-Term Incentives – Stock Options,” as with base salary and bonuses, the amount of stock options awarded to the Senior Executive Officers is not based on any specific formula, but rather on a subjective assessment of the executive’s level and performance, including the recommendations of Messrs. Cumming and Steinberg, as well as the date and extent of prior option grants. The Compensation Committee believes option grants, when made, should generally be in amounts consistent with prior year’s option grants, unless there are significant changes in the executive’s performance level or responsibility, or some other factor that would warrant a decision by the Compensation Committee to alter the size of the grant. Although options are not granted according to a set schedule, since 2000 the Compensation Committee has granted options to key employees every other year. The options vest and become exercisable in five equal annual installments, commencing approximately one year from the grant date.

On December 13, 2012, in conjunction with the Compensation Committee’s recommendation to the Board of Directors with respect to the annual salary increases and discretionary 2012 bonuses for the Senior Executive Officers, options to purchase common shares of the Company were granted at an exercise price of $23.22 per share to certain key employees, including options to purchase 100,000 common shares to each of the Senior Executive Officers. Vesting of these options will begin on January 2, 2014. In connection with the spin-off of the Company’s winery operations, which was effective on February 25, 2013, the number of options to purchase common shares of the Company and the exercise price thereof was adjusted in the accordance with the terms of the Option Plan. For the Senior Executive Officers, the number of options to purchase common shares of the Company awarded was adjusted to 101,532 at an adjusted exercise price of $22.87 per share.

For all of our Senior Executive Officers, in determining the size of any option grant or whether to increase or decrease the size of grant from the prior grant, the Compensation Committee considers subjective factors such as any changes in responsibility, the general nature of the executive’s performance, the executive’s contributions, and previous option grants. The Compensation Committee may also consider the total compensation package or any changes thereto. In determining the option award made to each Senior Executive Officer in December 2012, the Compensation Committee did not identify any factors that warranted an adjustment to the size of the option grant from that made in 2010 and 2008. In accordance with the terms of the Option Plan, all options were granted at the NYSE closing price on the date of grant.

Retention Agreements

Each of Messrs. Orlando, Mara and Wheeler is party to a retention agreement with the Company which provides for a payment of $2,750,000 to each of Messrs. Mara and Orlando and $2,500,000 to Mr. Wheeler (each as applicable, the “Payment”) if, at any time through March 1, 2015 for Mr. Wheeler and through June 15, 2015 for Messrs. Mara and Orlando, neither Mr. Cumming nor Mr. Steinberg is the Chief Executive Officer of the Company, and such executive terminates his employment within six months of such event. The agreements contain a two year non-compete and non-solicitation clause. These arrangements, which were put into place during 2010, were created to address the concern that each of the Senior Executive Officers might leave the Company to pursue other opportunities, and the belief that an arrangement of this nature would be an effective retention tool. As a result of the Jefferies transaction and Mr. Handler’s becoming Chief Executive Officer of the Company, each executive has the right to receive the Payment were he to terminate his employment within six months of March 1, 2013, i.e., by August 31, 2013.

Compensation of Messrs. Cumming and Steinberg

The Compensation Committee determined and approved, in conjunction with the Board of Directors, the annual compensation of Mr. Cumming and Mr. Steinberg. Mr. Cumming’s and Mr. Steinberg’s base salary initially was set in 1994 pursuant to employment agreements and has been increased annually in July only to reflect the annual cost of living increase. See “Employment Agreements and Elements of Post-Termination Compensation and Benefits.”

Messrs. Cumming and Steinberg are also eligible to receive bonus compensation under the Bonus Plan. The Bonus Plan directly links the annual incentive bonus of Messrs. Cumming and Steinberg with our earnings, while providing the Compensation Committee with the flexibility to reduce amounts to be paid under the Bonus Plan. The Bonus Plan, as amended in May 2006 pursuant to shareholder approval, provides for annual incentive bonuses to be paid to each of Messrs. Cumming and Steinberg in an amount equal to 1.35% of our audited consolidated pre-tax earnings for each of the fiscal years through 2014. The amount of the annual incentive bonus awarded to Messrs. Cumming and Steinberg in any given year is subject to reduction by the Compensation Committee, in its sole discretion. Payments under the Bonus Plan are made in cash following written certification by the Compensation Committee as to the amount of the annual incentive bonus for any given year. The Bonus Plan is designed so that the cash bonuses awarded under the plan will qualify as “performance-based compensation” under Section 162(m) of the Code. See “Accounting and Tax Matters.”

Historically, amounts awarded to Messrs. Cumming and Steinberg, if any, under the Bonus Plan were determined and approved by the Compensation Committee each year following the annual meeting of shareholders. As a result, in May 2012, following the 2012 Annual Meeting of Shareholders, the Compensation Committee awarded performance bonuses for 2011 of $1,073,763 to each of Messrs. Cumming and Steinberg under the Bonus Plan. This amount was the maximum amount awardable under the Bonus Plan. However, in anticipation of the expected increase in income tax rates effective in 2013 and the pending Jefferies transaction, in December 2012 and February 2013, the Compensation Committee considered bonuses to Messrs. Cumming and Steinberg under the Bonus Plan, as described below.

As previously reported, the Compensation Committee awarded performance bonuses under the Bonus Plan for 2009 and 2010 to each of Ian M. Cumming, Chairman of the Board of the Company, and Joseph S. Steinberg, President of the Company. For each of those years, the Compensation Committee certified an amount under the Bonus Plan that exceeded the amount actually paid for such year to Mr. Cumming and Mr. Steinberg. In doing so, the Compensation Committee exercised its discretion to pay out less than the maximum amount certified as having been earned under the Bonus Plan for each such year, instead choosing to reconsider, at an appropriate time in the future, whether to pay any of the remaining portion of the 2009 bonus and/or the 2010 bonus (an aggregate of $9,021,089 for each of Mr. Cumming and Mr. Steinberg) (each, the “Remaining Bonus”), retaining full discretion to consider all relevant and appropriate facts when determining whether to award some or all of the Remaining Bonus to each of Mr. Cumming and Mr. Steinberg. On December 3, 2012, the Compensation Committee awarded the Remaining Bonus to each of Mr. Cumming and Mr. Steinberg, taking into consideration the Company’s expected performance during 2012 and the likely increase in the tax rates that would have applied to this bonus had it been paid in 2013.

On February 28, 2013, the Compensation Committee awarded performance bonuses for 2012 under the Bonus Plan of $18,504,950 to Mr. Cumming for services to the Company as Chairman of the Board and

Chief Executive Officer during 2012 and $14,678,254 to Mr. Steinberg for services to the Company as President during 2012. In reaching this determination, the Compensation Committee considered Mr. Cumming’s and Mr. Steinberg’s performance during 2012, the performance of the Company’s largest investments, their impact on the calculation of the maximum awardable bonus compensation under the Bonus Plan and whether and to what extent the consolidated pre-tax income of the Company resulted from any unrealized gains, including with respect to the Company’s investment in Inmet Mining Corporation. The Compensation Committee also considered the terms of the Memo of Terms governing Mr. Cumming’s retirement from the Company. The bonus for Mr. Cumming equaled the maximum awardable under the Bonus Plan, as agreed to by the Board of Directors in connection with Mr. Cumming’s retirement and as required pursuant to the Memo of Terms discussed above under “Certain Relationships and Related Person Transactions – Related Person Transactions.”  The bonus to Mr. Steinberg was less than the maximum payable under the Bonus Plan, with the Compensation Committee certifying the maximum amount payable under the plan ($18,504,950), but exercising its discretion and reducing the amount to be paid to Mr. Steinberg to $14,678,254. The $3,826,696 reduction was attributable to the Company’s then unrecognized gain with respect to the Company’s investment in Inmet Mining Corporation, reflected in the Company’s pre-tax results. The Compensation Committee also determined that it would, at an appropriate time in the future, re-consider whether to pay any of the remaining $3,826,696 of the 2012 bonus to Mr. Steinberg.

Compensation of Messrs. Handler, Friedman and Sharp

During 2012, Jefferies was an independent public company. Mr. Handler, Mr. Friedman and Mr. Sharp (who became our Executive Vice President and General Counsel in March 2013) each received their compensation for 2012 from Jefferies, were not employees of the Company during 2012, and so their compensation is not reflected in this proxy statement. For information on the compensation paid to Messrs. Handler, Friedman and Sharp, see Jefferies Annual Report to Stockholders for the fiscal year ended November 30, 2012, filed with the SEC.

Employment Agreements and Elements of Post-Termination Compensation and Benefits

Employment Agreements

Our employment agreement with Mr. Steinberg provides for Mr. Steinberg’s employment as our President through June 30, 2015 at an annual salary of $794,797 (as of July 1, 2012), subject to annual cost of living adjustments effective July 1 of each year, plus any additional compensation as may be authorized by the Board of Directors. Following consummation of the Jefferies transaction, Mr. Steinberg agreed to waive the provision of his employment agreement providing that he will be President of the Company. Although his employment agreement entitles Mr. Steinberg to participate in all of our incentive plans and those of our subsidiaries and affiliated companies, he does not participate in any of those plans. We have also agreed to carry at our expense term life insurance on his life in the amount of $1,000,000,  payable to the beneficiary designated by Mr. Steinberg. Additionally, the employment agreement entitles Mr. Steinberg, for as long as the Company has corporate-owned aircraft for business use, and subject to the availability of such aircraft, to the personal use of such aircraft, provided that the incremental cost to the Company does not exceed $1,500,000 per year, which Mr. Steinberg has voluntarily agreed to reduce to $350,000 per year, beginning in 2013. The employment agreement also provides that the Company will provide Mr. Steinberg with the use of a suitable car.

Under the employment agreement, if there is an Initiating Event (as defined below) and (A) either the employment of Mr. Steinberg is terminated by us (other than for Cause (as defined below) or pursuant to the end of the term of the employment agreement or due to the death or disability of Mr. Steinberg) or (B) Mr. Steinberg terminates his employment within one year of certain occurrences, such as the appointment or election of another person to his office, the aggregate compensation and other benefits to be received by Mr. Steinberg for any twelve full calendar months falling below 115% of the amount received by him during the comparable preceding twelve-month period, or a change in the location of his principal place of employment, Mr. Steinberg will receive a Severance Allowance equal to the remainder of the aggregate annual salary, as adjusted for increases in the cost of living, commencing on the date of termination and terminating at the close of business on June 30, 2015 (the “Severance Period”). In addition, we or our successors will continue to (1) pay an amount equal to what Mr. Steinberg would have received under any pension plan of the Company had he continued to be an active, full-time employee of the Company during the Severance Period and (2) to carry the $1,000,000 term life insurance policies payable to Mr. Steinberg’s beneficiary through the Severance Period.

An “Initiating Event” includes the consolidation or merger of the Company with or into another corporation or other reorganization of the Company, any of which results in a change in control of the Company; the sale of all or substantially all of the assets of the Company; or the acquisition, directly or indirectly, by any person, of beneficial ownership of more than fifty percent of the outstanding voting securities of the Corporation. “Cause” is defined as the commission of any act of gross negligence in the performance of duties or obligations to the Company or any of its subsidiary or affiliated companies, or the commission of any material act of disloyalty, dishonesty or breach of trust against the Company or any of its subsidiary or affiliated companies.

Additionally, in the event of (1) Mr. Steinberg’s death or (2) in the event of the termination of the agreement by the Company because of Mr. Steinberg’s physical or mental disability, he or his personal representatives shall be entitled to receive the following compensation prorated through the end of the month in which death or such termination occurs:  (a) base salary; (b) any additional compensation authorized by the Board of Directors; and (c) any annual cost of living adjustments to base compensation required by the employment agreements. Thereafter, the Company has no other obligations under the employment agreements, other than to pay any accrued and/or vested employee benefits, such as pursuant to any retirement, disability, profit sharing, stock options, cash or stock bonus or other plan or arrangement.

During the term of the agreement, any renewals or extensions of the agreement, and for a period of six months following termination of employment with the Company, Mr. Steinberg shall not, without the prior written approval of the Board of Directors of the Company solicit any customers or clients of the Company or solicit any employees of the Company.

Mr. Cumming was party to an employment agreement having the same terms as Mr. Steinberg’s agreement. Upon consummation of the Jefferies transaction, Mr. Cumming retired from his positions with the Company and its subsidiaries and his employment agreement was terminated.

Shareholders Agreement

Under the Shareholders Agreement among the Company, Ian M. Cumming and Joseph S. Steinberg, as amended as of May 16, 2006 (the “Shareholders Agreement”), the Company has agreed to repurchase up to 55% of the interest of each of Messrs. Cumming and Steinberg in the common shares of the Company upon the death of each of Mr. Cumming and Mr. Steinberg. The Company will use all available proceeds from the life insurance policies held by the Company on the life of each of Messrs. Cumming and Steinberg, a minimum of $50,000,000 and up to a maximum of $125,000,000, to fulfill this purchase obligation. We currently maintain insurance on the life of each of Messrs. Cumming and Steinberg in the aggregate face amount of $125,000,000 for Mr. Cumming and $123,500,000 for Mr. Steinberg for this purpose, the premiums for this coverage were paid by the Company and aggregated approximately $3,300,000 in 2012.

The Shareholders Agreement provides that Messrs. Cumming’s and Steinberg’s interests in the Company will be valued at the higher of the average closing price of the common shares on the NYSE for the 40 trading days preceding the date of death or the net book value of the common shares at the end of the fiscal quarter preceding the date of death. The Shareholders Agreement extends through June 30, 2018. The Shareholders Agreement was not affected by Mr. Cumming’s retirement from the Company.

Retirement Benefits Agreement

Pursuant to a retirement benefits agreement between Mr. Cumming and the predecessor to Leucadia Financial Corporation (“Leucadia Financial”), a wholly owned subsidiary of Leucadia National Corporation, Mr. Cumming receives $10,000 per year (commencing March 2013) until March 2023 or until his death, whichever occurs first. If Mr. Cumming should die during the ten year period, Leucadia Financial will pay $10,000 per year to Mr. Cumming’s designees or to his estate until the expiration of the ten-year period. This agreement was initially entered into in 1977, before Leucadia Financial became a subsidiary of the Company.

Accounting and Tax Matters

The cost of all share-based payments to employees, including grants of employee stock options and warrants is recognized in the financial statements based on their fair values. The cost is recognized as an expense over the vesting period of the award. Under the provisions of Section 162(m) of the Code, we would not be able to deduct compensation to our executive officers whose compensation is required to be disclosed in our proxy statement for any year in excess of $1,000,000 per year unless the compensation was within the definition of “performance-based compensation” or meets certain other criteria. To qualify as “performance-based compensation,” in addition to certain other requirements, compensation generally must be based on achieving certain pre-established objective performance criteria or standards that precludes the exercise of discretion to increase the amount of compensation payable upon the attainment of the performance goal. We believe that ordinarily it is in our best interest to retain maximum flexibility in our compensation programs to enable us to appropriately reward, retain and attract the executive talent necessary to our success. To the extent these goals can be met with compensation that is designed to be deductible under Section 162(m) of the Code, such as the Option Plan and the Bonus Plan, the compensation plans will be used. However, the Compensation Committee and the Board of Directors recognize that, in appropriate circumstances, compensation that is not deductible under Section 162(m) of the Code may be paid in the Compensation Committee’s discretion, weighing factors such as the benefit to the Company in giving bonuses deserved by executives outweighing the loss of any potential tax deduction. Additionally, given the Company’s available net operating loss carryforwards, we believe that any loss of deductions as a result of such compensation may not be material. The Bonus Plan does not permit modification to the performance goals, and as a result, additional shareholder approval of the performance goals is not required under the tax rules.

Compensation Committee Report

We have reviewed and discussed with the Company’s management the above Compensation Discussion and Analysis (“CD&A”). Based upon the reviews and discussions, we have recommended to the Board of Directors that the CD&A be included in these Proxy Materials.

Compensation Committee (through February 28, 2013)
Jesse Clyde Nichols, III (Chairman)
Paul M. Dougan
James E. Jordan

Summary Compensation Table

Name and Principal				Option	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)		Total

Ian M. Cumming,	2012	$783,222	$27,549,883	$-	$744,788	(4)(5)	$29,077,893
Chairman of the Board	2011	$764,140	$1,096,913	$26,697,578	$692,343		$29,250,974
	2010	$752,688	$2,885,696	$-	$829,136		$4,467,520

Joseph S. Steinberg,	2012	$783,222	$23,723,187	$-	$908,711	(5)(6)	$25,415,120
President	2011	$764,140	$1,096,913	$26,697,578	$660,270		$29,218,901
	2010	$752,688	$2,885,696	$-	$818,195		$4,456,579

Thomas E. Mara,	2012	$380,000	$5,011,400	$594,813	$85,736	(7)	$6,071,949
Executive Vice President	2011	$371,000	$761,130	$-	$98,437		$1,230,567
	2010	$364,000	$3,610,920	$919,264	$121,095		$5,015,279

Joseph A. Orlando,	2012	$346,000	$5,010,380	$594,813	$69,608	(8)	$6,020,801
Vice President and	2011	$338,000	$1,010,140	$-	$68,908		$1,417,048
Chief Financial Officer	2010	$331,000	$2,809,930	$919,264	$47,854		$4,108,048

Justin R. Wheeler,	2012	$314,000	$4,009,420	$594,813	$134,621	(9)	$5,052,854
Vice President and	2011	$306,000	$1,849,180	$-	$105,402		$2,260,582
Chief Operating Officer	2010	$300,000	$3,849,000	$1,759,868	$724,427		$6,633,295

(1)  Includes an annual year-end bonus based on a percentage of salary paid to all employees of Leucadia National Corporation (but not all subsidiaries) of $23,844 for each of Messrs. Cumming and Steinberg, $11,400 for Mr. Mara, $10,380 for Mr. Orlando and $9,420 for Mr. Wheeler.

(2)  This column represents the grant date fair value of warrants granted to each of Messrs. Cumming and Steinberg in 2011 and stock options granted to each of Messrs. Mara, Orlando and Wheeler in 2010 and 2012, all in accordance with generally accepted accounting principles (“GAAP”). For information on the valuation assumptions with respect to the grants made in 2012, 2011 and 2010, refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The calculation of the fair values of the warrants and options included in this table is determined in accordance with GAAP and is not necessarily reflective of the compensation actually realized by the holder upon exercise, which could differ substantially from the determined amounts reported in this table. For example, warrants granted to each of Messrs. Cumming and Steinberg in 2006 were determined to have a fair value at the time of grant of $18,782,991 for each of Messrs. Cumming and Steinberg, which was recognized as an expense in the Company’s consolidated statements of operations in accordance with GAAP. However, when those warrants were exercised on a cashless basis in February 2011, the actual value received by each of Messrs. Cumming and Steinberg was $8,582,017.

(3)  Certain items included in this column (including personal use of corporate aircraft and company cars, parking expenses, directors fees, and life insurance premiums) are currently taxable to the Named Executive Officer. The amount of taxable income for the individual is determined pursuant to Internal Revenue Service rules which may differ from the amounts reflected in this column.

(4)  Consists of non-cash compensation of $427,996, valued at the incremental cost to the Company, for Mr. Cumming’s personal use of corporate aircraft, directors fees for service at the request of or on behalf of the Company paid in cash or securities of $265,250 (stock awards are valued as reflected in the issuer’s proxy statement) and contributions made by the Company to the Deferred Compensation Plan on behalf of Mr. Cumming of $37,500. This column also includes the annual premium on a $1,000,000 term life insurance policy paid by the Company and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Cumming, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Cumming.

(5)  The calculation of the incremental cost to the Company for personal use of company aircraft consists of the incremental costs incurred as a result of personal flight activity, including fuel expense, repairs and maintenance, flight crew meals and lodging. Incremental costs do not include depreciation, hanger rent, insurance, flight crew salaries and benefits and any other expense that would have been incurred regardless of whether there was any personal use of Company aircraft.

(6)  Consists of non-cash compensation, valued at the incremental cost to the Company, for Mr. Steinberg’s personal use of corporate aircraft of $587,471, net of a $297,403 voluntary reimbursement to the Company made by Mr. Steinberg toward corporate aircraft usage, directors fees for service at the request of or on behalf of the Company paid in cash or securities of $267,394 (stock awards are valued as reflected in the issuer’s proxy statement) and contributions made by the Company to the Deferred Compensation Plan on behalf of Mr. Steinberg of $37,500. This column also includes the annual premium on a $1,000,000 term life insurance policy paid by the Company and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Steinberg, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Steinberg.

(7)  Consists of directors fees for service at the request of or on behalf of the Company paid in cash of $39,749 (certain director fees were received in Canadian dollars and converted into U.S. dollars using the closing exchange rates on the date each payment was received) and contributions made by the Company to the Deferred Compensation Plan on behalf of Mr. Mara of $37,500. This column also includes expenses related to Mr. Mara’s personal use of a Company car including parking, and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Mara, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Mara.

(8)  Consists of contributions made by the Company to the Deferred Compensation Plan on behalf of Mr. Orlando of $27,500. This column also includes director fees for service at the request of or on behalf of the Company paid in cash and Mr. Orlando’s personal use of a Company car, and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Orlando, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Orlando.

(9)  Consists of directors fees for service at the request of or on behalf of the Company paid in cash or securities of $110,055. This column also includes Mr. Wheeler’s personal use of a Company car and contributions made by the Company to the Deferred Compensation Plan and the Savings and Retirement Plan on behalf of Mr. Wheeler, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Wheeler.

Grants of Plan-Based Awards in 2012

This table provides information about equity awards granted to the Named Executive Officers in 2012 under our Option Plan. This table reflects awards as of December 31, 2012, as adjusted in accordance with the Option Plan in connection with the spin-off of the Company’s winery operations, effective on February 25, 2013.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair Value of Stock and Option Awards (3)

Thomas E. Mara	12/13/12	101,532	$22.87	$594,813
Joseph A. Orlando	12/13/12	101,532	$22.87	$594,813
Justin R. Wheeler	12/13/12	101,532	$22.87	$594,813

(1)
This column shows the number of common shares issuable under options granted in 2012. The options vest and become exercisable in five equal installments beginning on January 2, 2014, subject to accelerated vesting in the discretion of the Compensation Committee or upon the occurrence of an Extraordinary Event as defined in our Option Plan. The options have a stated expiration date of January 2, 2019.

(2)
This column shows the adjusted exercise price for the stock options granted. The exercise price (prior to adjustment for the spin-off of the Company’s winery operations) was the closing price of the Company’s common shares on the date of grant.

(3)
This column shows the fair value of stock options granted to the Senior Executive Officers in 2012. The fair value was determined in accordance with GAAP on the grant date, and is being recognized as an expense over the vesting period.

Outstanding Equity Awards at Fiscal Year-End 2012

This table provides information on the holdings of option awards or warrants by the Named Executive Officers at December 31, 2012. This table includes exercisable and unexercisable options or warrants. This table reflects awards as of December 31, 2012, as adjusted in accordance with the Option Plan in connection with the spin-off of the Company’s winery operations, effective on February 25, 2013.

The options vest and become exercisable in five equal annual installments, commencing approximately one year from the grant date. For Mr. Cumming and Mr. Steinberg, the warrants vest in five equal installments which commenced on May 16, 2011, the date of shareholder approval, and thereafter on March 7th of each subsequent year.

		Option Awards
		Number of Securities		Option	Option
		Underlying Unexercised		Exercise	Expiration
Name	Grant Date	Options		Price	Date
		Exercisable	Unexercisable

Ian M. Cumming	3/7/11	800,000	1,200,000	$33.33	3/7/16
Joseph S. Steinberg	3/7/11	800,000	1,200,000	$33.33	3/7/16
Thomas E. Mara	12/13/12(1)	-	101,532	$22.87	1/2/19
	12/6/10(2)	20,306	81,226	$27.13	1/3/17
	10/22/08(3)	40,612	20,307	$27.46	10/22/14
Joseph A. Orlando	12/13/12(1)	-	101,532	$22.87	1/2/19
	12/6/10(2)	20,306	81,226	$27.13	1/3/17
	10/22/08(3)	81,225	20,307	$27.46	10/22/14
Justin R. Wheeler	12/13/12(1)	-	101,532	$22.87	1/2/19
	12/6/10(2)	20,306	81,226	$27.13	1/3/17
	3/1/10(4)	40,612	60,920	$24.01	3/1/16
	10/22/08(3)	81,225	20,307	$27.46	10/22/14

(1) Vesting of these options will begin on January 2, 2014.

(2) Vesting of these options began on January 2, 2012.

(3) Vesting of these options began on October 22, 2009.

(4) Vesting of these options began on March 1, 2011
.

Option Exercises and Stock Vested in Fiscal 2012

No stock options were exercised by the Named Executive Officers during 2012.

Benefits Under The Company’s Non-Qualified Deferred Compensation Retirement Plan

The following table shows the benefits that the Named Executive Officers are entitled to receive under our Non-Qualified Deferred Compensation Retirement Plan. As described in the CD&A, the Non-Qualified Deferred Compensation Retirement Plan was established January 1, 2009. The table reflects the contributions made by the Company and earnings during 2012. The plan does not provide for employee contributions. All Named Executive Officers are fully vested in their benefits. Earnings are based on the directed investment options of the Named Executive Officers.

Name	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings (Losses) in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Ian M. Cumming	$37,500	$23,348	$-	$196,291
Joseph S. Steinberg	$37,500	$21,790	$-	$186,276
Thomas E. Mara	$37,500	$7,968	$-	$166,076
Joseph A. Orlando	$27,500	$14,765	$-	$134,518
Justin R. Wheeler	$7,500	$2,560	$-	$37,728

(1)  All amounts are included in the Summary Compensation Table in All Other Compensation.

(2)  Earnings and losses are based upon the investment direction of the Named Executive Officer.

Director Compensation

Directors who are also our employees do not receive remuneration for services as a member of the Board of Directors or any committee of the Board of Directors.

During 2012, the annual retainer paid to the Company’s non-employee directors was $120,000 and meeting fees were $1,000 ($1,500 if a committee chairman). Additionally, members of the Audit Committee received $15,000 annually and the Chairman of the Audit Committee received an annual fee of $20,000.

Under the terms of the Option Plan, each non-employee director will automatically be granted options to purchase 2,000 common shares on the date on which the annual meeting of our shareholders will be held each year. The purchase price of the common shares covered by the options will be the fair market value of the common shares on the date of grant. These options have a five year term and become exercisable at the rate of 25% per year commencing one year after the date of grant. As a result of this provision, options to purchase 2,000 common shares at an exercise price of $21.99 per common share were awarded to each of Messrs. Dougan, Hirschfield, Jordan, Keil, Nichols and Sorkin on May 15, 2012 (or 2,030 common shares at an exercise price of $21.66 per common share as adjusted in connection with the spin-off of the Company’s winery operations, effective on February 25, 2013). In April 2013, the Compensation Committee authorized the vesting of all unvested options held by those directors who will retire from the Board in July 2013, effective upon their retirement from the Board.

This table sets forth compensation paid to the non-employee directors during 2012.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Paul M. Dougan	$160,167	$15,748	$175,915
Alan J. Hirschfield	$150,167	$15,748	$165,915
James E. Jordan	$159,217	$15,748	$174,965
Jeffrey C. Keil	$162,850	$15,748	$178,598
Jesse Clyde Nichols, III	$164,017	$15,748	$179,765
Michael Sorkin	$125,000	$15,748	$140,748

(1) This column reports the amount of cash compensation earned in 2012 for Board and committee service.

(2)  This column represents the grant date fair value of stock options granted to each director in 2012 determined in accordance with GAAP. For information on the valuation assumptions with respect to the grants made in 2012, refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Since March 1, 2013, when six Jefferies directors (Messrs. Campbell, Dooley, Friedman, Handler, Joyal and O’Kane) joined our Board, the non-employee directors (Messrs. Campbell, Dooley, Joyal and O’Kane) have continued to receive their compensation from Jefferies. This compensation consists of an annual retainer of $50,000, an annual grant of $100,000 in our restricted common shares or deferred common shares, which will vest in equal annual installments over three years, subject to accelerated vesting in the event of death, disability or retirement; an annual retainer of $7,500 for each non-Chair committee membership, an annual retainer of $20,000 to the Chairman of the Audit Committee; and an annual retainer of $10,000 to the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee. Directors serving on certain subsidiary boards of directors could be compensated for service on each such board. The Board intends to consider all non-employee director compensation following the Annual Meeting.

Under Jefferies director compensation arrangements, annual retainers are paid quarterly in equal installments. Each non-employee director may elect to receive annual retainer fees in the form of cash, deferred cash or deferred shares. If deferred cash is elected, the director’s account is credited with interest on deferred cash at the prime interest rate in effect at the date of each annual meeting of shareholders. None of Jefferies’ directors have elected to receive deferred cash. If deferred shares are elected, the director’s account is credited with the number of deferred shares having a market value equal to the deferred fees and, when dividends are declared and paid on our common shares, with dividend equivalents on deferred shares which are then deemed reinvested as additional deferred shares or credited as deferred cash. Settlement of deferred shares (including both annual grants and deferred shares acquired by deferral of fees) occurs upon specified dates or dates typically subsequent to termination of service as a director, at which time, deferred shares are settled in common shares.

Jefferies has offered its Charitable Gifts Matching Program to all employees and directors to encourage charitable giving. Under the program, Jefferies matches 50% of allowable charitable contributions made by an employee or director, up to a maximum matching contribution of $3,000 per person per year.

The children of Jefferies directors may also participate (along with the children of all our employees) in the Jefferies Family Scholarship program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with Jefferies.

The Company reimburses directors for reasonable travel expenses incurred in attending board and committee meetings.

Potential Payments upon Termination of Employment

The following information describes and quantifies (where possible) certain compensation that would become payable under then existing agreements and plans if the Named Executive Officer’s employment had terminated on December 31, 2012, other than for Cause (as defined in the applicable agreement or plan).

During 2012, we had employment agreements with Messrs. Cumming and Steinberg which require payments under certain circumstances. As described in the CD&A, under the employment agreements, if there is an Initiating Event and (A) either the employment of Messrs. Cumming or Steinberg is terminated by us other than for Cause (or pursuant to the end of the term of the employment agreement or due to the death or disability of Messrs. Steinberg or Cumming) or (B) Messrs. Cumming or Steinberg terminates his employment within one year of certain occurrences each of Messrs. Cumming and Steinberg would be entitled to a severance allowance of approximately $2,100,000, which is equal to the remainder of their aggregate salary, as adjusted for annual increases in the cost of living, commencing on December 31, 2012 and terminating at the close of business on June 30, 2015 (the “Severance Period”). This amount would be paid in the same manner in which the executive’s salary was paid by the Company immediately prior to termination of employment. In determining this amount, we have assumed a consistent annual cost of living increase of 3% (the actual annual cost of living increase effective July 2012). The Company would also be obligated to make annual contributions to our Savings and Retirement Plan and Deferred Compensation Retirement Plan based on the severance allowance during the Severance Period (aggregating approximately $130,000 for each of Mr. Cumming and Mr. Steinberg). Additionally, the Company would be obligated to continue to carry at our expense term life insurance policies on the lives of Messrs. Cumming and Steinberg in the amount of $1,000,000 each until June 30, 2015, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate. If Mr. Cumming or Mr. Steinberg were to die during the Severance Period, the payments due under the employment agreements would terminate at the end of the month in which death occurs.

If the termination had resulted from the death or disability of Mr. Cumming or Mr. Steinberg, no additional salary payments would be required under the employment agreements. Thereafter, the Company would have no other obligation under the employment agreements, other than to pay any accrued and/or vested employee benefits under the retirement plans and the warrants.

Mr. Cumming’s employment agreement was terminated on March 1, 2013 as a result of his retirement from the Company and its subsidiaries.

Under the Shareholders Agreement between the Company and Messrs. Cumming and Steinberg, which is described in the CD&A, should the death of Messrs. Cumming and Steinberg have occurred on December 31, 2012, the Company would have been obligated to repurchase common shares from either of their estates in an amount equal to the life insurance proceeds received by the Company upon their death, not to exceed $125,000,000 for each estate. The Company currently is the beneficiary on life insurance policies in the aggregate face amount of $125,000,000 for Mr. Cumming and $123,500,000 for Mr. Steinberg.

On December 31, 2012, under the 2011 Warrant Plan, the 1,200,000 unvested common shares for each of Messrs. Cumming and Steinberg would have vested upon the death of Messrs. Cumming and Steinberg. Since the exercise price of the warrants exceeded their market price at that date, the warrants would have had no aggregate intrinsic value. The 2011 Warrant Plan does not provide for any other circumstances for acceleration of vesting upon termination of employment.

For a description of the Savings and Retirement Plan, see the CD&A. Under this plan, termination of employment does not accelerate amounts payable.

For amounts payable under the Deferred Compensation Retirement Plan upon the retirement, termination, change in control, death, or disability of a Named Executive Officer, see the “Benefits Under The Company’s Non-Qualified Deferred Compensation Retirement Plan” table as well as the description of this plan in the CD&A. Payments will accelerate upon a Change in Control (as defined in the plan).

For amounts payable to Mr. Cumming under a retirement benefits agreement, see the CD&A. Under this agreement, upon Mr. Cumming’s retirement, payments will commence.

None of the Senior Executive Officers is a party to an employment agreement. However, under the terms of the Option Plan, the time within which to exercise vested options will be extended in accordance with the Option Plan, but not beyond the expiration date of the Option, for a period of either three months or one year, depending on the triggering event; these triggering events do not result in any acceleration of any unvested Options. For the number of Options exercisable by each Senior Executive Officer as of December 31, 2012 see the Outstanding Equity Awards at Fiscal Year-End table.

Upon the occurrence of an Extraordinary Event of the Company (as defined in the Option Plan, including a change in control of the Company) all then outstanding stock options that have not vested or become exercisable will immediately become exercisable. Had an Extraordinary Event occurred on December 31, 2012, Mr. Mara, Mr. Orlando and Mr. Wheeler would have received $57,000 each for their outstanding previously unvested stock options (determined by multiplying (A) the spread between the $23.79 per common share closing price on December 31, 2012 and the per common share exercise price for each option by (B) the number of common shares covered by previously unvested options).

Indemnification

Pursuant to contracts of insurance dated October 1, 2012, with Illinois National Insurance Company, 175 Water Street, New York, New York 10038, U.S. Specialty Insurance Company, 111 Town Square Place, Suite 1405 Jersey City, New Jersey, 07310, XL Specialty Insurance Co., 100 Constitution Plaza, 17th Floor, Hartford, Connecticut 06103, Hartford Accident & Indemnity Company, 2 Park Avenue, 5th Floor, New York, New York 10016, Continental Casualty Company, 40 Wall Street, 8th Floor, New York, New York 10005, Allied World Assurance Company (U.S.), Inc., 199 Water Street, 24th Floor, New York, New York 10038, Ironshore Indemnity, Inc., One State Street Plaza, 8th Floor, New York, New York 10004, Endurance American Insurance Co., 767 Third Avenue, 33rd Floor, New York, New York 10017, RSUI Indemnity Company, 945 E. Paces Ferry Rd. Suite 1800, Atlanta GA 30326, Alterra America Insurance Co., 9020 Stony Point Parkway, Suite 325, Richmond, VA 23235, XL Specialty Insurance Co., 100 Constitution Plaza, 17th Floor, Hartford, Connecticut 06103, US Specialty Insurance Co., 37 Radio Circle Drive, Mount Kisco, NY 10549, we maintain a combined $140,000,000 indemnification insurance policy covering all of our directors and officers. The annual premium for the insurance is $2,540,795.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the copies of the forms furnished to us and written representations from our reporting persons, we believe that during the year ended December 31, 2012, all of our executive officers and directors filed the required reports on a timely basis.

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers.

As described in detail in the section entitled, “Executive Compensation—Compensation Discussion & Analysis,” we believe that there should be a strong link between executive compensation and performance of the Company and our named executive officers. Please read the CD&A, the 2012 Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2012 compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

Accordingly, we ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure is APPROVED.”

The Board of Directors recommends a vote FOR approving the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

AUDIT COMMITTEE REPORT

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2012.

The Audit Committee reviewed and discussed our audited financial statements with management. The Audit Committee discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. PricewaterhouseCoopers LLP, our independent auditors, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCooper LLP’s communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this Proxy Statement, is compatible with PricewaterhouseCoopers LLP’s independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors (through February 28, 2013)

Jeffrey C. Keil, Chairman
Paul M. Dougan
Alan J. Hirschfield
James E. Jordan
Jesse Clyde Nichols, III

INDEPENDENT ACCOUNTING FIRM FEES

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor, PricewaterhouseCoopers LLP. Specifically, the committee has pre-approved certain specific categories of work and an initially authorized annual amount for each category. For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required. The Audit Committee has delegated to the Committee chair the ability to pre-approve both general pre-approvals (where no specific, case-by-case approval is necessary) and specific pre-approvals. Any pre-approval decisions made by the Committee chair under this delegated authority will be reported to the full Audit Committee. All requests for services to be provided by PricewaterhouseCoopers LLP that do not require specific approval by the Audit Committee must be submitted to the Chief Financial Officer of the Company, who determines that such services are in fact within the scope of those services that have been pre-approved by the Audit Committee. The Chief Financial Officer reports to the Audit Committee periodically.

The following table sets forth the aggregate fees incurred by us for the following periods relating to our independent accounting firm, PricewaterhouseCoopers LLP:

	Fiscal Year Ended December 31,
	2012	2011

Audit Fees	$2,758,200	$2,296,200
Audit Related Fees	27,000	342,200
Tax Fees	439,951	224,500
All Other Fees	8,200	8,200
	$3,233,351	$2,871,100

In the table above, in accordance with the SEC’s definitions and rules, Audit Fees are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of the Company’s consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with regulatory filings or engagements. Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Tax Fees are fees for tax compliance, tax advice and tax planning. All Other Fees are fees for services not included in the first three categories. All services were approved by the Audit Committee.

PROPOSAL NO. 3:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent auditor for 2013.

The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted  on the matter at the Annual Meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee. If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders’ best interests.

The Board of Directors recommends that the shareholders ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditors to audit our accounts and those of our subsidiaries for 2013. The Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent auditors for 2013. PricewaterhouseCoopers LLP are currently our independent auditors.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL NO. 4:  APPROVAL OF THE 2003 INCENTIVE COMPENSATION PLAN

Reasons for Approval of an Amended and Restated Incentive Plan

At the Annual Meeting, shareholders will be asked to approve the amendment and restatement of our 2003 Incentive Compensation Plan (the “Incentive Plan”). Jefferies shareholders last approved the Incentive Plan in 2008. We assumed the Incentive Plan upon completion of the Jefferies transaction on March 1, 2013.

Currently, the Incentive Plan authorizes grants of equity awards relating to our common shares to certain of our employees and service-providers; however, as a result of NYSE listing rules in connection with our assumption of the Incentive Plan, persons who worked at the Company before completion of the Jefferies transaction are not eligible to participate in the Incentive Plan. By obtaining shareholder approval of the Incentive Plan, all of our employees and service providers will be eligible to participate in the Incentive Plan. In addition, the Incentive Plan’s qualification under Section 162(m) of the Internal Revenue Code (the “Code”), which enables us to grant equity awards and cash incentive awards that are tax deductible without limitation under Section 162(m)’s $1 million deductibility cap, expires in 2013. Shareholder approval of the Incentive Plan will extend our ability to grant equity awards and cash incentive awards that are tax deductible until our annual meeting in 2018.

The Board of Directors and the Compensation Committee approved an amendment and restatement of the Incentive Plan on June 20, 2013, subject to approval of our shareholders at the Annual Meeting.

By these actions, we are seeking the following benefits for the Company:

•
Broadening eligibility to include all employees and service providers of the Company, in addition to those persons currently eligible (persons who worked for Jefferies before the Jefferies transaction and newly hired employees and service providers).

•
Enabling us to grant performance-based equity awards and incentive awards, including annual incentives which qualify for tax deductibility without limitation under Code Section 162(m); this ability will extend for approximately five years.

•	Upgrading the Incentive Plan to add favorable corporate governance terms, including:

o	Broadening the restriction requiring shareholder approval of a repricing of options and stock appreciation rights.
o	Requiring dividend equivalents on performance-based equity awards to be forfeitable if the performance goals applicable to the underlying equity award are not met.
o	Restricting transfers of equity awards to third parties for value.
o
Providing that awards granted under the amended and restated Incentive Plan will be subject to any clawback or recoupment provisions required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the NYSE governance requirements.

•	Permitting the Incentive Plan to remain in effect for new grants until July 25, 2023, rather than expiring on May 19, 2018.

The Board of Directors and the Compensation Committee believe it would be advantageous for all of our executive officers and employees to be eligible to participate in the Incentive Plan. This will enable us to implement equity awards and cash incentive awards on a consistent basis both for employees who worked for Jefferies before the Jefferies transaction and employees who worked for Leucadia before that transaction was consummated. Approval of the material terms of the amended and restated Incentive Plan for purposes of Code Section 162(m) will enable us to preserve tax deductions for equity awards and cash incentive awards for certain senior executive officers.

The Incentive Plan is intended to:

•	Attract, retain, motivate and reward employees.
•	Provide for equitable and competitive compensation opportunities.
•	Preserve our ability to claim tax deductions for compensation paid to senior executives.
•	Promote our entrepreneurial culture, which we believe leads to the creation of long-term value for shareholders by closely aligning the interests of employees with the interests of shareholders.

The Board and the Compensation Committee intend to use awards linked to our common shares and cash-based incentive awards to provide incentives for the achievement of important operational and/or financial performance objectives and promote our long-term success. Therefore, they view the Incentive Plan as a key element of our overall compensation program.

Shares Reserved for Our Equity Compensation Plans

The amendment and restatement of the Incentive Plan will not increase the number of shares or the percentage of our outstanding common shares that the Incentive Plan reserves for equity awards.

The Incentive Plan contains two separate reservations of our common shares for awards. The plan’s “evergreen” share reservation provides that an equity award can be granted if the shares subject to the award, plus the number of shares subject to other outstanding awards under the evergreen reservation, do not exceed 12.15% of our common shares outstanding immediately before the grant but in no event more than 49,922,459. For purposes of the evergreen reservation, an award of an option or stock appreciation right is considered to be outstanding until it is exercised, and other awards are considered to be outstanding until the end of the quarter preceding the quarter in which all service-based vesting requirements have been met, except that in any event an award is considered outstanding for the remainder of the calendar year in which it is granted. At June 5, 2013, 33,004,600 common shares were available for new grants under the evergreen reservation, although shares in excess of that number would become available thereafter. Of this amount, no more than 8,100,000 may be used for incentive stock options. The Incentive Plan separately reserves common shares for options and deferred shares granted upon the elective deferral of cash compensation by employees under the Jefferies Deferred Compensation Plan or DCP; at June 5, 2013, 5,362,243 common shares remain available for new grants under the DCP. All fixed share limitations are subject to adjustment, as described below.

Because the Incentive Plan makes shares available for equity awards under an evergreen formula, the number of shares available under the Incentive Plan will vary over time. The number of shares outstanding, and thus the shares available under the Incentive Plan, may vary due to our repurchases of shares and issuances of shares in acquisitions, to raise capital, and under the Incentive Plan and other compensatory plans, and as a result of other possible transactions.

Information on the total number of shares available under our existing equity compensation plans as of December 31, 2012 (the end of our last fiscal year) appears above under the caption “Equity Compensation Plan Information.”  Because the Jefferies transaction occurred after that time, the shares reserved under the Incentive Plan and the Leucadia 1999 Directors’ Stock Compensation Plan (the “Directors’ Plan,” the other Jefferies equity plan assumed by us in connection with the Jefferies transaction) are not reflected in the Equity Compensation Plan Information Table above.

The following table provides similar information but reflects the effects of our assumption of equity plans in connection with the Jefferies transaction. The table shows, as of June 5, 2013, for all our equity compensation plans, the aggregate number of shares subject to currently outstanding equity awards and the number of shares available for future equity awards. Because the aggregate number of shares will not be increased under the proposed amendment and restatement of the Incentive Plan and the proposed amendment and restatement of the Directors’ Plan, the table also reflects the levels of shares that would have been reserved and available at June 5, 2013 had the proposed amendment and restatement of each of the Incentive Plan and the Directors’ Plan been in effect at that date:

Shares subject to outstanding awards*	17,880,386
Shares available for future equity awards (currently and after amendment and restatement of the Incentive Plan and Directors’ Plan)**	39,546,453

Total shares	57,426,839

Percentage of outstanding shares (diluted)***	13.82%
________________
*
Includes 6,611,857 shares underlying stock options and compensatory warrants, 6,369,003 shares of unvested restricted stock and 4,899,526 shares underlying unvested restricted stock units (some of which are subject to performance conditions as well as service-based vesting conditions). Excludes 15,661,794 shares underlying equity grants that are vested or do not contain service based vesting; such awards have been fully expensed by the Company and its subsidiaries and require no additional service in order to be non-forfeitable.

**
Of the shares remaining available under Company plans, 38,854,681 shares remain available for delivery in connection with full-value awards (meaning awards other than options and stock appreciation rights with an exercise price not less than the grant-date fair market value of the underlying shares).

***
Outstanding shares (the denominator in this calculation) include all common shares outstanding at June 5, 2013, and includes potential dilution from issuance of all unissued shares reserved for outstanding awards and future awards under the equity compensation plans.

In the last three fiscal years, we granted equity awards covering an average of less than 1% of our shares outstanding as of the beginning of the fiscal year (this is referred to as a “run rate” or “burn rate”). In its last three fiscal years, Jefferies granted equity awards covering an average of 5.1% of its shares outstanding as of the beginning of the fiscal year.

In determining to seek shareholder approval of the amended and restated Incentive Plan, the Compensation Committee and Board recognized that the overall number of shares currently subject to outstanding equity awards is somewhat high. A significant reason for this is because no outstanding Jefferies or Leucadia equity awards became vested or were cashed out (except for cash in lieu of fractional shares of Jefferies restricted stock) in connection with the Jefferies transaction. We took this conservative approach of not accelerating vesting in the Jefferies transaction so that the outstanding equity awards would continue to provide an incentive to high performance and promote long-term service to the Company after the transaction. The Company believes that, with the changes to be made to the Incentive Plan, it can continue to help us to attract and retain the high quality employees and service providers who are essential to the future growth and success of our Company.

We currently anticipate that the share reservation in the amended and restated Incentive Plan will provide adequate shares for our equity compensation program for the life of the Incentive Plan, due to the evergreen provision.

Reasons for Shareholder Approval

The Board seeks shareholder approval of the amendment and restatement of the Incentive Plan in order to satisfy certain legal requirements, including requirements applicable to companies with common shares listed on the NYSE, and to preserve our ability to claim tax deductions for compensation to certain executive officers.

Section 162(m) of the Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the three other most highly compensated executive officers serving on the last day of the fiscal year other than the Chief Financial Officer. “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. In order to meet requirements under Section 162(m), shareholder approval of the amended and restated Incentive Plan will be deemed to include approval of the business criteria we use in setting performance goals under the Incentive Plan (described below under the caption “Material Terms of the Incentive Plan - Performance-Based Awards” and “- Annual Incentive Awards”), and also the terms of the Plan relating to eligibility and the per-person limits on awards under the Plan (described below under the caption “Material Terms of the Incentive Plan - Eligibility” and “- Per-Person Award Limitations”). We expect to authorize annual incentive awards to certain of our named executive officers under the Incentive Plan in order for such awards to qualify as “performance-based” under Section 162(m). If the amendment and restatement of the Incentive Plan is approved by shareholders, annual incentive awards granted under the Incentive Plan in future years to named executives subject to Section 162(m) generally will be payable only upon achievement of one or more pre-established performance goals relating to the Company, Jefferies or other business units of the Company. The Board and Compensation Committee believe that such annual incentive awards serve to provide strong motivation to executives to achieve performance objectives set by the Compensation Committee, and in that way place strong emphasis on the building of value for all shareholders. In addition, we should be able to grant long-term incentive awards, such as restricted stock units, with performance goals that qualify for full tax deductibility under Section 162(m).

For purposes of Section 162(m), shareholder approval of general business criteria used in setting performance goals, without specific targeted levels of performance, qualifies annual incentive awards for a period of approximately five years. Therefore, shareholder approval of such business criteria as a term of the amended and restated Incentive Plan will meet the requirements under Section 162(m) until our annual meeting of shareholders in 2018. Shareholder approval of the material terms of the Incentive Plan will enable options and SARs generally to qualify under Section 162(m) throughout the life of the Incentive Plan.

In addition, shareholder approval of the Incentive Plan will permit designated stock options to qualify as incentive stock options under the Code for a period of ten years. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

Overview of Incentive Plan Awards

The Incentive Plan authorizes a broad range of awards, including:

•	stock options;
•	stock appreciation rights (“SARs”);
•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;
•
deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (forfeitable deferred stock is sometimes called “restricted stock units”);

•	other awards based on common shares;
•	dividend equivalents;
•	performance shares or other stock-based performance awards; these are in effect deferred stock or restricted stock awards that may be earned by achieving specific performance objectives;
•	cash-based performance awards tied to achievement of specific performance objectives, including annual incentive awards;
•	shares issuable in lieu of rights to cash compensation, including under an elective deferred compensation program; and

•	shares issuable under employee stock purchase programs, allowing employees to make periodic investments in our common shares at a discount from the market price.

Restriction on Repricing Options and Making Loans

The Incentive Plan includes a restriction providing that, without shareholder approval, we will not amend or replace options or SARs previously granted under the Incentive Plan or any other Company plan in a transaction that constitutes a “repricing.”   A repricing includes transactions defined as such under NYSE rules and also includes a surrender of an out-of-the-money option or SAR for cash. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”  In addition, the Incentive Plan does not authorize loans to be made to Incentive Plan participants to permit the payment of the exercise price of options (such a provision was eliminated by an earlier amendment to the Plan).

Relationship of Incentive Plan to Deferred Compensation Plan

The Jefferies Deferred Compensation Plan (the “DCP”) has been implemented under the Incentive Plan. The DCP permits eligible Jefferies executive officers and other employees to defer cash compensation, some or all of which may be deemed invested in stock units. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment opportunities. Stock units generally have been acquired at a discounted price, which encourages employee participation in the DCP and enhances long-term retention of equity interests by participants and aligns executive interests with those of shareholders. The shares to be delivered in connection with DCP stock units and options are drawn from the Incentive Plan. At June 5, 2013, stock units relating to a total of 1,058,569 shares and cash equal to $11,250,150 were credited to Jefferies employee accounts under the DCP.

Material Terms of the Incentive Plan

The following is a brief description of the material features of the Incentive Plan, in addition to those described above. This description is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix I.

Shares Available Under the Incentive Plan

The provisions of the Incentive Plan currently reserving shares for outstanding and future awards are described above under the caption “Shares Reserved for Our Equity Compensation Plans.” As discussed above, the Incentive Plan also currently has reserved 5,362,243 shares for options and deferred shares granted upon the elective deferral of cash compensation by employees under the DCP. To the extent that shares no longer remain available for the DCP under this fixed share reservation, further DCP awards would be satisfied out of the shares reserved under the evergreen reservation. Shares drawn from the fixed DCP pool which are used for restricted stock units which are forfeited, for options which expire before exercise, for payment of the exercise price of an award, or withheld by or surrendered to satisfy withholding tax obligations, or which are terminated for any other reason without issuance of shares to the participant, are deemed to be available again under the fixed pool for future awards. Shares delivered under the Incentive Plan may be either newly issued or treasury shares.

On June 5, 2013, the closing price as reported in consolidated trading of our common shares on the NYSE was $29.22 per share.

Per-Person Award Limitations

The Incentive Plan includes limitations on the amount of awards that may be granted to a participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, a participant may be granted share-based awards under the Incentive Plan up to his or her “Annual Limit.” The per-person Annual Limit for share-based awards, established in the original Incentive Plan and continuing in the amended and restated Incentive Plan (as adjusted for the Jefferies transaction), equals 3.24 million shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. Under the amended and restated Incentive Plan, this carry-forward would be capped at no more than twice the stated amount.

With respect to annual incentive awards, the Incentive Plan provides that for any cash-based performance award — that is, a performance award for which the share-based Annual Limit would not provide a determinable limitation as of the time the award is initially authorized — the participant’s Annual Limit will be $40 million plus the amount of the participant’s unused cash-based Annual Limit as of the close of the previous year. This carry-forward is revised under the amended and restated Incentive Plan to be capped at no more than twice the stated amount.

The purpose of the annual limits is to meet a specific requirement under Code Section 162(m), to preserve our ability to claim a tax deduction for performance-based awards to certain named executive officers. The per-person limits for stock-based awards and cash-based performance awards each are independent of the other. These limits apply only to awards under the Incentive Plan, and do not limit our ability to enter into compensation arrangements outside of the Incentive Plan.

Adjustments to Shares Reserved, Awards and Award Limits

In the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the common shares, the Compensation Committee may adjust the number and kind of shares subject to the share limitations and the number of shares in the share-based Annual Limit. The Compensation Committee may also adjust outstanding awards upon occurrence of these events, and the Incentive Plan requires that we make such adjustments upon the occurrence of an event constituting an “equity restructuring” as defined under GAAP to preserve without enlarging the value of the award to each affected participant. These adjustments may include changes to the number of shares subject to an award, the exercise price or share price referenced in the award terms (such as an SAR’s base price), and other terms of the award. The Compensation Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles.

Eligibility

Our officers and employees, including those employed by our subsidiaries, and any other person who provides substantial personal services to us or our subsidiaries (other than solely as a member of the Board of Directors) would be eligible to be granted awards under the amended and restated Incentive Plan. A prospective employee may be granted an award, but no value may be realized by the person if the person does not become an employee. As discussed above, the amended and restated Incentive Plan broadens eligibility to include all employees and service providers of the Company, in addition to those persons currently eligible (persons who worked for Jefferies before the merger and newly hired employees and service providers). As of June 5, 2013, we had approximately 3,785 employees who were eligible, with approximately 1,270 persons (including former employees) holding outstanding awards under the Incentive Plan at June 5, 2013. We cannot currently estimate the number of non-employee service providers that would be eligible for award under the Incentive Plan.

Administration

The Compensation Committee administers the Incentive Plan, except that the Board may itself act in place of the Compensation Committee to administer the Incentive Plan. The composition and governance of the Compensation Committee is established in the Compensation Committee’s Charter, as approved from time to time by the Board. Subject to the terms and conditions of the Incentive Plan, the Compensation Committee is authorized to select participants, determine the type and number of awards to be granted, select the number of shares to which awards will relate or the amount of an annual incentive award, specify times at which awards will be exercisable or settled, establish performance conditions that may be required as a condition to the vesting of an award, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Incentive Plan, and make all other determinations which may be necessary or advisable for the administration of the Incentive Plan. Nothing in the Incentive Plan precludes the Compensation Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including executive officers. The Compensation Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level. Ministerial actions are performed under the Incentive Plan by members of our management team. The Incentive Plan provides that Compensation Committee members and others acting to administer the Plan will not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Incentive Plan.

Stock Options and SARs

The Compensation Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Compensation Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below under “Other Terms of Awards”). The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options or SARs (and in some cases gains realized by exercise of the award) at or following termination of employment or upon the occurrence of other events generally are fixed by the Compensation Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Compensation Committee may determine. This may include withholding of option shares to pay the exercise price. The Compensation Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Compensation Committee. SARs may be exercisable for shares or for cash, as determined by the Compensation Committee.

Restricted and Deferred Stock/Restricted Stock Units

The Compensation Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited either in the event of termination of employment in specified circumstances or upon commencing service to a competitor. The Compensation Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a holder of our common shares, including the right to vote the shares and to receive dividends, unless otherwise determined by the Compensation Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.”  The Compensation Committee will establish any vesting requirements for deferred stock or restricted stock units granted for continuing service. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Compensation Committee can require or permit a participant to continue to hold an interest tied to common shares on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents can be paid or accrued if authorized by the Compensation Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations

The Incentive Plan authorizes the Compensation Committee to grant awards that are denominated or payable in common shares, valued in whole or in part by reference to the market price of our common shares, or otherwise based on or related to common shares. The Compensation Committee will determine the terms and conditions of such awards, including the consideration to be paid to acquire such awards or to exercise such awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions or other restrictions on such awards. In addition, the Compensation Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of payment obligations under the Incentive Plan or other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

As discussed above, we deliver shares authorized under the Incentive Plan in settlement of deferrals in the nature of deferred stock granted under the DCP. See “Relationship of Incentive Plan to Deferred Compensation Plan” above.

Performance-Based Awards

The Compensation Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition to awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Compensation Committee. If so determined by the Compensation Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Compensation Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	earnings per share;
•	revenues;
•	cash flow;
•	cash flow return on investment;
•	return on net assets, return on assets, return on investment, return on capital, return on equity, or profitability;
•	economic value created (“EVC”);
•	operating margins or profit margins;
•
income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, service fees, and extraordinary or special items; net income;

•	total shareholder return or stock price;
•	book value per share;
•	expense management; improvements in capital structure; working capital; and costs; and
•	completion of mergers, acquisitions, dispositions or transactions to which the Company, a subsidiary or a business unit acted as an advisor or underwriter.

These goals may be set with fixed, quantitative targets, targets relative to our past performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Compensation Committee for comparison. EVC means the amount by which a business unit’s income exceeds the cost of the capital used by the business unit during the performance period, as determined by the Compensation Committee. Earnings of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, general and administrative expenses for the performance period, or other items if so specified by the Compensation Committee. Performance goals may be based on GAAP items or may be non-GAAP measures, and in either case may be adjusted for purchase accounting impacts related to acquisitions and other extraordinary, non-recurring or unusual events or accounting treatments. The Compensation Committee can use the business criteria identified above to set a performance goal that is a pre-condition to payment of an incentive award, but with the Compensation Committee then permitted to exercise “negative” discretion to reduce the payout level. Such negative discretion can be exercised in light of other measures of performance, including subjective measures not specified on the above list. The Compensation Committee also is authorized to designate an incentive award pool, an aggregate amount determined by reference to one or more of the above performance measures, together with a designation for each participant of a maximum percentage of the pool to be allocated to that participant. Upon achievement of the required performance goal, and subject to the maximum allocable to each participant (with the sum of the allocations not exceeding 100% of the funded pool), the Compensation Committee can then exercise discretion to determine the final incentive award payout to each participant.

Annual Incentive Awards

One type of performance award that may be granted under the Incentive Plan is annual incentive awards, settleable in cash or in shares upon achievement of pre-established performance objectives achieved during a specified period of up to one year. The Compensation Committee generally must establish the terms of annual incentive awards, including the applicable performance goals and the corresponding amounts payable (subject to per-person limits), and other terms of settlement, and all other terms of these awards, not later than 90 days after the beginning of the fiscal year.

As stated above, we intend that annual incentive awards granted to covered executives constitute “performance-based compensation” not subject to the limitation on deductibility under Section 162(m). In order for such an annual incentive award to be earned, one or more of the performance objectives based on the Section 162(m) qualifying business criteria described above must be achieved. The Compensation Committee may specify additional requirements for the earning of such awards.

Other Terms of Awards

Awards may be settled in cash, shares, other awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Compensation Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the Incentive Plan, but is under no obligation to do so. The Compensation Committee may condition awards on the payment of taxes, and may provide that we will withhold, on a mandatory or elective basis, a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may permit transfers on a case-by-case basis to beneficiaries during the participant’s lifetime, for estate planning or other purposes that are consistent with the incentive purpose of the Plan. As stated above, the amended and restated Incentive Plan forbids transfers of equity awards to third parties for value.

Awards under the Incentive Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Subject to the requirement that repricing transactions be approved by shareholders, the Compensation Committee may grant awards in substitution for, exchange for or as a buyout of other awards under the Incentive Plan, awards under other of our plans, or other rights to payment from us or our subsidiaries, and may exchange or buy out outstanding awards for cash or other property. The Compensation Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Compensation Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the exercise price of any option, base price of any SAR, or purchase price of any other award, subject to the shareholder approval requirement for repricing transactions.

Terms of an award set by the Compensation Committee, including exercise prices, performance conditions and vesting conditions, generally will be reflected in an award agreement between us and the participant.

Dividend Equivalents

The Compensation Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of common shares while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional common shares having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award. Typically, rights to dividend equivalents would be granted in connection with restricted stock units, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding. As stated above, the amended and restated Incentive Plan includes a restriction requiring dividend equivalents on performance-based equity awards to be forfeitable if the performance goals applicable to the award are not met.

Vesting, Forfeitures, and Related Award Terms

The Compensation Committee may, in its discretion, determine the vesting schedule of awards, the circumstances that will result in forfeiture of awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

The Incentive Plan contains certain restrictions, including non-compete, non-solicitation and non-disclosure provisions that govern the behavior of participants during their employment and for periods after termination of their employment during which awards remain outstanding and for six months after any exercise or settlement of an award. Compliance with these restrictions is a pre-condition to a participant’s right to realize and retain any gain from awards under the Incentive Plan. In the event that a participant fails to comply with these restrictions (a “Forfeiture Event”), outstanding awards will be forfeited and we have the right to recover all gains derived from Incentive Plan-based awards realized by that participant at any time in the six months before the Forfeiture Event. The Compensation Committee has discretion to waive or modify our right to forfeiture, or to include additional forfeiture provisions in the agreement governing any Incentive Plan award. As stated above, the amended and restated Incentive Plan provides that an award will be subject to any clawback or recoupment provisions required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or the corporate governance rules of the NYSE.

Amendment and Termination of the Incentive Plan

The Board may amend, suspend, discontinue, or terminate the Incentive Plan or the Compensation Committee’s authority to grant awards thereunder without shareholder approval, except as required by law or regulation or under the NYSE rules. NYSE rules require shareholder approval of any material revision to a plan such as the Incentive Plan. Under these rules, however, shareholder approval will not necessarily be required for all amendments that might increase the cost of the Incentive Plan or broaden eligibility. Unless earlier terminated, the authority of the Compensation Committee to make grants under the Incentive Plan will terminate ten years after the latest shareholder approval of the Incentive Plan (including the amendment and restatement being voted on at the annual meeting), and the Incentive Plan will terminate thereafter when we have no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the Incentive Plan

We believe that under current law the following federal income tax consequences generally would arise with respect to awards under the Incentive Plan.

Options and SARs that are not deemed to be deferral arrangements under Code Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or us. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. For all options, a participant's sale of shares acquired by exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option's exercise (or upon sale of the option shares in the case of an ISO). A participant's sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax "basis" in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR's exercise.

We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant's capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.

Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will have terms intended to meet applicable requirements under Section 409A, which regulates deferred compensation. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. Thus, for example, if we grant an award of restricted stock units that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we would become entitled to claim a tax deduction at that time.

On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the Incentive Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant (as required by the Incentive Plan), performance awards to employees the Committee expects to be named executive officers (other than the Chief Financial Officer) at the time compensation is received and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the Incentive Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by us as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Incentive Plan. This discussion is intended for the information of shareholders considering how to vote at the annual meeting and not as tax guidance to participants in the Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Incentive Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Regulations under Section 162(m) require that, in order for shareholder approval to qualify plan awards as “performance-based” under Section 162(m), the awards that would be qualified cannot be payable in the event that shareholders do not approve the plan. If shareholders do not approve this proposal, the Company will still be able to make awards under the Incentive Plan (until 2018), but all awards (other than stock options and stock appreciation rights granted to employees and officers who were not solely employees or officers of Leucadia prior to consummation of the Jefferies transaction) will be subject to the deduction limit under Section 162(m) and, to the extent required by the Section 162(m) regulations referenced in the preceding sentence, plan awards that otherwise would have been granted will not be granted. Other equity compensation plans, including our 1999 Stock Option Plan, will not be affected by the vote on the amended and restated Incentive Plan, and the Incentive Plan is not the exclusive means by which we can compensate executive officers, employees and other service providers to the Company.

New Plan Benefits Under the Amended and Restated Incentive Plan

The following table discloses the awards that may be granted to the specified persons or groups, subject to, among other things, approval by shareholders of the amended and restated Incentive Plan:

Name and Position (1)	Number of Shares
Ian M. Cuming, Chairman of the Board	__
Joseph S. Steinberg, President	__
Joseph A. Orlando, Vice President and Chief Financial Officer	__
Thomas E. Mara, Executive Vice President	__
Justin R. Wheeler, Vice President and Chief Operating Officer (2)	100,000
Executive Group(2)	100,000
Non-Executive Director Group	__
Non-Executive Officer Employee Group	__

(1)
 Because future awards under the amended and restated Incentive Plan (other than to Justin R. Wheeler pursuant to the employment agreement described below) will be granted in the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.

(2)
Represents an award of restricted stock to Justin R. Wheeler contemplated pursuant to the employment agreement described below. The dollar value of the award will be based on the market price of our common shares on the date of grant, which will not occur until after shareholder approval of the proposed amended and restated Incentive Plan has been received. If this grant had been made at June 5, 2013, the grant date value would have been $2,922,000.

In connection with the relocation of Justin R. Wheeler to the Company’s New York office, the Company entered into an employment agreement dated June 24, 2013 with Mr. Wheeler for his continued at will employment  with the Company as Chief Operating Officer. Pursuant to the employment agreement, Mr. Wheeler will receive an annual base salary of $500,000, retroactive to January 1, 2013, and a discretionary cash bonus of no less than $1,500,000 for 2013 and 2014. In addition, Mr. Wheeler will receive relocation benefits of up to $250,000 for relocating to New York. The employment agreement provides that management of the Company will recommend to the Compensation Committee that Mr. Wheeler receive a grant of 100,000 shares of the Company’s restricted stock, vesting 25% on each anniversary of the grant date. The grant of such restricted stock is subject to, among other things, shareholder approval of the amended and restated Incentive Plan at the Annual Meeting. If shareholders do not approve the amended and restated Incentive Plan or if the Compensation Committee does not approve the grant, Mr. Wheeler will receive a payment equal to the value of 25,000 common shares of the Company on each of June 24, 2014, 2015, 2016 and 2017; such shares will be valued at the closing price of a common share on each of June 24, 2013, 2014, 2015 and 2016, respectively, provided that Mr. Wheeler remains employed by the Company on each vesting date. If the Company terminates Mr. Wheeler without Cause (as defined in the employment agreement), the restricted stock (or cash payments if the Compensation Committee does not approve the grant of restricted stock) that remains unvested (or unpaid) as of the date Mr. Wheeler’s employment terminates will not be forfeited but will continue to vest (or be paid, as applicable), subject to certain conditions. The Company’s tax deductions for compensation resulting from this restricted stock award will be subject to applicable limits under Code Section 162(m).

The Board of Directors recommends a vote FOR approval of the amended and restated 2003 Incentive Compensation Plan.

PROPOSAL NO. 5:  APPROVAL OF THE 1999 DIRECTORS' STOCK COMPENSATION PLAN

Reasons for Approval of an Amended and Restated Directors’ Plan

At the Annual Meeting, shareholders will be asked to approve the amendment and restatement of our 1999 Directors’ Stock Compensation Plan (the “Directors’ Plan”). Shareholders of Jefferies’ predecessor originally approved the Directors’ Plan in 1999. We assumed the Directors’ Plan upon completion of the Jefferies transaction on March 1, 2013.

Currently, the Directors’ Plan authorizes grants of equity awards relating to our common shares to those of our non-employee directors who were serving as non-employee directors of Jefferies prior to completion of the Jefferies transaction; it does not permit grants to those persons who were non-employee directors of Leucadia (but not Jefferies) before completion of the Jefferies transaction as a result of NYSE listing rules. The proposed amendment and restatement of the Directors’ Plan does not seek an increase in the number of shares of common stock available for issuance under the Directors’ Plan.

The Board of Directors and the Compensation Committee approved an amendment and restatement of the Directors’ Plan on June 20, 2013, subject to approval of our shareholders at the Annual Meeting.

By these actions, we are seeking the following benefits for the Company:

•	Broadening eligibility to include all non-employee directors of Leucadia.
•
Clarifying that compensation can be provided under the amended and restated Directors’ Plan for services as a non-employee director of Jefferies, apart from service as a non-employee director of Leucadia.

•	Upgrading the Directors’ Plan to add favorable corporate governance terms, including:
o	Adding a restriction requiring shareholder approval of a repricing of options.
o	Restricting transfers of equity awards to third parties for value.

The Board and the Committee believe it would be advantageous for all of our non-employee directors to be eligible for the same compensation program, and for non-employee directors of Jefferies to be eligible to participate in the Directors’ Plan. This will enable us to implement equity awards on a consistent basis for all non-employee directors, regardless of whether they served as non-employee directors of Jefferies or Leucadia before completion of the Jefferies transaction. Also, it will allow for non-employee directors of Jefferies (which remains a separate registrant with the SEC) to continue to be compensated under a program that has been in place at Jefferies for many years.

The Directors’ Plan is intended to:

•	Attract, retain, and motivate non-employee directors.
•	Provide for equitable and competitive compensation opportunities, including opportunities to defer compensation.
•	Promote stock ownership by directors and more closely aligning the interests of non-employee directors with the interests of shareholders.

Shares Reserved Under the Directors’ Plan

Under the Directors’ Plan assumed by us at the time of the Jefferies transaction, currently no awards are subject to risk of forfeiture, 267,116 common shares are issuable upon settlement of deferred shares and 487,838 shares are available for future grants. The proposed amendment and restatement of the Directors’ Plan will not increase the number of shares available for future grants.

Information on the number of shares reserved and available under all of our current equity compensation plans, and showing the effects of approval of the separate proposal to approve the amended and restated Incentive Plan as well as this proposal, is set forth in Proposal 4 above under the caption “Shares Reserved for Our Equity Compensation Plans.”

Reasons for Shareholder Approval

The Board seeks shareholder approval of the amended and restated Directors’ Plan in order satisfy requirements applicable to companies with common shares listed on the NYSE, and as a matter of good corporate governance.

Equity Compensation of Non-Employee Directors of Leucadia and Jefferies

The current compensation of our non-employee directors and of Jefferies’ non-employee directors is described above under the caption “Director Compensation.”  The Board intends to consider non-employee director compensation after the Annual Meeting, which may include authorization for equity awards to Jefferies’ non-employee directors.

Material Terms of the Directors’ Plan

The following is a brief description of the material terms and features of the Directors’ Plan, in addition to those described above. This description is qualified in its entirety by reference to the full text of proposed amended and restated Directors’ Plan, a copy of which is attached to this Proxy Statement as Appendix II.

Shares Available and Award Limitations

As discussed above, 487,838 common shares would be reserved and available for future grants under the amended and restated Directors’ Plan (based on outstanding awards as of June 5, 2013). If an award expires for any reason without having been exercised in full or is forfeited or canceled, the shares subject thereto will again be available for delivery under the Directors' Plan. On June 5, 2013, the closing price as reported in consolidated trading of our common shares was $29.22 per share.

The Directors’ Plan imposes limits on individual awards. Options may be granted to a non-employee director in a single fiscal year for up to 32,400 shares for service on our Board and an equal number for service on the Jefferies board of directors. This limit is unchanged from the current Directors’ Plan, except that it will apply also for service as a non-employee director of Jefferies. Deferred shares or restricted stock may be granted to a non-employee director in a single fiscal year as an outright grant (that is, without a corresponding reduction in cash fees, as for example occurs upon an elective deferral of director compensation) for up to 12,000 shares for service on our Board and an equal number for service on the Jefferies board of directors. This limit has been added to the amended and restated Directors’ Plan in place of a formula that limited deferred shares and restricted stock to a percentage of value of cash fees. The Directors’ Plan imposes no limit on the number of deferred shares and shares of restricted stock that may be acquired upon deferral of cash fees.

Adjustments to the number and kind of shares subject to the aggregate share limitation and the annual per-person limitations on awards and the number and kind of shares subject to outstanding awards, as well as adjustments to exercise prices and other terms of awards, are authorized in the event that an extraordinary dividend or other distribution (whether in cash, shares, or other property), recapitalization, reclassification, stock split, share dividend, reorganization, business combination, or other similar corporate transaction or event affects our common shares.

The approval of the amended and restated Directors’ Plan will not preclude the Company and Jefferies from adopting other plans and arrangements providing compensation to non-employee directors, including compensation relating to common shares or by means of deferrals. As described above under “Director Compensation,” pursuant to the Company’s Option Plan, each non-employee director of the Company receives an automatic grant of options to purchase 2,000 common shares on the date of the annual meeting at an exercise price equal to the fair market value of the common shares on the date of grant.

Types of Awards That May be Granted Outright

The Directors’ Plan authorizes the Board to make outright grants of stock options, deferred shares, and restricted stock to non-employee directors. The Board can determine the amount of these awards as well as the times at which options will become exercisable or deferred shares will be settled, the terms under which any such awards will be forfeited upon termination of a director's service and other terms of awards. For purposes of this discussion, an “outright” grant is a grant as to which there is no corresponding reduction in cash fees payable to the non-employee director.

Options granted outright under the Directors' Plan must have an exercise price no less than 100% of the fair market value of the underlying common shares at the date of grant, and a maximum term of ten years. The Board is authorized to determine post-termination exercise periods for options (but these may not extend beyond ten years after the date of grant).

A deferred share represents a contractual right to receive one common share at a specified future date. Deferred shares granted outright (which may be called “restricted stock units”) may be subject to a risk of forfeiture for a period determined by the Board, but delivery of shares in settlement of the award may be deferred to a date after the lapse of the forfeiture. Restricted stock is an award of shares, issued in the name of the director, which may be subject to a risk of forfeiture and nontransferable for a specified vesting period. Dividend equivalents may be credited on outstanding deferred shares, and dividends generally will be payable on restricted stock; the Board may provide that such dividend equivalents or dividends will be deemed reinvested in additional awards. Directors generally will pay no cash consideration at the time of grant of deferred shares or restricted stock (except as may be required by law). Directors will have voting rights with respect to restricted stock, but not with respect to deferred shares.

The Directors’ Plan provides default vesting terms for deferred shares and restricted stock, although the Board remains authorized to specify different vesting terms. Under the default terms, deferred shares or restricted stock will become vested for one-third of the award on the day before each of the three annual meetings of shareholders following the date of grant of the award, subject to accelerated vesting upon the participant's termination as a director due to death, disability or retirement at or after age 65.

Deferral of Fees in Deferred Cash or Deferred Shares

The amended and restated Directors' Plan will permit each non-employee director of Leucadia and Jefferies to defer receipt of annual retainer fees and other director fees in a deferred cash account or as deferred shares. To participate, a non-employee director must file an election to participate prior to the beginning of each calendar year, specifying the amount of fees and compensation to be deferred in the form of deferred cash or deferred shares. Newly eligible directors will be able to make a deferral election under the Directors’ Plan for a limited period of time upon becoming eligible.

Fees that may be deferred include directors’ annual retainer fees for service on the Leucadia or Jefferies board or board committees, fees for service as chairman of a board or board committee, and board and committee meeting fees. If such fees are deferred in the form of cash, the directors’ deferral account will be credited with the amount of fees deferred, at the date such fees otherwise would be payable to the director. Interest will be credited to such account for a plan year at the prime interest rate of a major bank in effect at the date of the most recent annual meeting of stockholders, unless a different interest rate is specified by the Leucadia Board or Jefferies board in respect of its directors’ deferrals.

If non-employee directors' fees are deferred in the form of deferred shares, we will credit the director’s deferral account with a number of deferred shares determined by dividing the aggregate amount of fees being deferred as deferred shares by 100% of the fair market value of a common share at the date fees otherwise would be payable. Dividend equivalents equal to dividends declared and paid on common shares will be credited on deferred shares that, at a record date for dividends, are credited to a director's deferral account. These amounts will be credited as cash amounts or deemed reinvested in additional deferred shares, as specified by the Board.

A non-employee director's deferred cash account and deferred share account generally will be settled at such times, and in a lump sum or installments, as may have been elected by the director in his or her deferral election form, by distribution of (1) cash equal to the balance in the deferred cash account and (2) a number of shares equal to the number of deferred shares credited to the deferred share account. Rights relating to deferred cash and deferred shares not resulting from an outright grant under the Directors' Plan are non-forfeitable.

Eligibility

Only non-employee directors of Leucadia and non-employee directors of Jefferies will be eligible to participate in the amended and restated Directors' Plan. If all of the directors of the nominees are elected at the Annual Meeting, Leucadia will have six non-employee directors; Jefferies currently has 4 non-employee directors.

Administration

The Directors’ Plan is administered by the Board of Directors for purposes of decisions relating to our common shares and other matters relating to Leucadia non-employee directors. Matters relating to cash deferrals by Jefferies non-employee directors generally will be within the authority of the Jefferies board of directors. Officers and employees of Leucadia and Jefferies perform administrative functions as well, but do not determine the amount or timing of discretionary awards. The Board can amend, suspend, or terminate the Directors' Plan without further shareholder approval, unless such approval is required by law or regulation or under the rules of the NYSE. Shareholder approval will not necessarily be required for amendments which might increase the cost of the Directors’ Plan or broaden eligibility. As stated above, any change to an outstanding option that constitutes a repricing under NYSE listing rules (including a surrender of an underwater option for cash) will require shareholder approval in advance.

Other Information Regarding the Directors’ Plan

All options granted under the Directors' Plan will be non-qualified stock options. A director may pay the exercise price of an option in cash or by surrendering common shares, which may include shares that otherwise would be deliverable upon exercise of the option. Options and other awards generally will be non-transferable other than by will or by the laws of descent and distribution or to a designated beneficiary in the event of death, and options are exercisable during the director's lifetime only by the director, except that transfers of awards for estate planning purposes may be permitted; as noted above, transfers of awards to a third party for value will not be permitted.

Unless earlier terminated by the Board, the Directors' Plan will terminate when no shares remain available under the Plan and Leucadia and Jefferies have has no further rights and obligations under the Plan, or earlier at the direction of the Board subject to applicable tax laws.

The amended and restated Directors’ Plan deletes provisions that authorized directors to elect to receive options in place of director fees. These provisions previously were suspended by Jefferies as of 2008.

Federal Income Tax Implications of the Directors’ Plan

The federal income tax consequences of non-qualified stock options and outright grants of deferred shares and restricted stock are generally the same as for those types of awards to employees, as described above under the caption “Approval of the Amended and Restated 2003 Incentive Compensation Plan--Federal Income Tax Implications of the Incentive Plan.”  Deferrals permitted under the Directors' Plan generally have the following federal income tax consequences. If a director defers fees in the form of deferred cash or deferred shares, he or she will not recognize ordinary income at the date the fees otherwise would have been paid or as a result of the crediting of deferred cash or deferred shares to his or her account (including interest credited to the cash account or upon the crediting of dividend equivalents in the deferred share account). The director will, however, at the date of settlement of such accounts by payment of cash or issuance of common shares to the director, recognize ordinary income equal to the amount of cash and the fair market value of the common shares received at that date. Leucadia or Jefferies would become entitled to a corresponding tax deduction equal to the amount of ordinary income recognized by the participant.

The foregoing provides only a general description of the application of federal income tax laws in connection with the Directors’ Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Directors’ Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws.

If shareholders decline to approve the amended and restated Directors’ Plan, the Directors’ Plan, in its current form, would remain in effect. Our other equity compensation plans will not be affected by the vote on the amended and restated Directors’ Plan.

New Plan Benefits Under the Amended and Restated Directors’ Plan

Because future awards under the amended and restated Directors’ Plan will be granted in the discretion of the Board, the type, number, recipients, and other terms of such awards cannot be determined at this time.

The Board of Directors recommends a vote FOR approval of the amended and restated 1999 Directors’ Stock Compensation Plan.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2012 Annual Report to Shareholders is being furnished to shareholders concurrently herewith.

Shareholders may request a written copy of our Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, our Corporate Governance Guidelines and our Code of Business Practice, which includes our Code of Practice, by writing to our Corporate Secretary, Laura E. Ulbrandt, at 315 Park Avenue South, New York, New York 10010. Each of these documents is also available on our website, www.leucadia.com.

PROPOSALS BY SHAREHOLDERS

Proposals that shareholders wish to include in our proxy statement and form of proxy for presentation at our 2014 annual meeting of shareholders must be received by us at 315 Park Avenue South, New York, New York 10010, Attention of Laura E. Ulbrandt, Assistant Vice President and Secretary, no later than December 16, 2013. This deadline is based on our expectation that, consistent with our prior practice, the 2014 annual meeting will take place in May and proxy materials in connection therewith will be released to shareholders in mid-April.

Any shareholder proposal must be in accordance with the rules and regulations of the SEC. With respect to proposals submitted by a shareholder other than for inclusion in our 2014 proxy statement and related form of proxy, timely notice of any shareholder proposal must be received by us in accordance with our by-laws and our rules and regulations no later than December 16, 2013. Any proxies solicited by the Board of Directors for the 2014 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. You may revoke the proxy at any time before it is exercised. If you attend the Annual Meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 5, 2013, in order to vote your shares at the Annual Meeting.

By Order of the Board of Directors

Laura E. Ulbrandt
Assistant Vice President and
Secretary